[EXECUTION COPY]

Exhibit 10.61

TERM CREDIT AGREEMENT

dated as of

December 19, 2014

among

MYLAN INC.,
as a Borrower

and

The other Borrowers and Guarantors party hereto

and

BANK OF AMERICA, N.A.,
as Administrative Agent

and the Lenders party hereto
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
J.P. MORGAN SECURITIES LLC,
PNC CAPITAL MARKETS LLC
and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Bookrunner and Lead Arranger

	ARTICLE III
	REPRESENTATIONS AND WARRANTIES
Section 3.01	Organization; Powers; Subsidiaries	51
Section 3.02	Authorization; Enforceability	52

-i-

ARTICLE IV
CONDITIONS
Section 4.01	Closing Date Borrowing	56

ARTICLE VII
EVENTS OF DEFAULT

ARTICLE VIII
THE ADMINISTRATIVE AGENT

-ii-

SCHEDULES:

Schedule 2.01	–	Term Commitments
Schedule 2.03	–	Specified Litigation
Schedule 3.01	–	Subsidiaries
Schedule 3.06	–	Disclosed Matters
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Restricted Payments
Schedule 6.05 (e)	–	Investments
Schedule 6.06	–	Affiliate Transactions

-iii-

Schedule 9.01	–	Notices

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Term Note
Exhibit C	–	Form of Borrowing Request
Exhibit D	–	Form of Compliance Certificate
Exhibit E-1	–	Form of U.S. Tax Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-2	–	Form of U.S. Tax Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-3	–	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-4	–	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F	–	Form of Designated Borrower Request and Assumption Agreement
Exhibit G	–	Form of Designated Borrower Notice
Exhibit H	–	Form of Designated Borrower/Successor Borrower Joinder Agreement
Exhibit I	–	Form of Guarantor Joinder Agreement

-iv-

TERM CREDIT AGREEMENT
This TERM CREDIT AGREEMENT (this “Agreement”) is dated as of December 19, 2014 among MYLAN INC., a Pennsylvania corporation (“Mylan”), certain Affiliates and Subsidiaries of Mylan from time to time party hereto as a Designated Borrower, Successor Borrower or Guarantor, each Lender from time to time party hereto, and BANK OF AMERICA, N.A., as Administrative Agent.
The parties hereto agree to the following:
ARTICLE I
Definitions

SECTION 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Abbott Labs” means Abbott Laboratories, an Illinois corporation.
“Acquired Entity or Business” means each Person, property, business or assets acquired by the Company or a Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by the Company or such Subsidiary.
“Acquisition Indebtedness” means any Indebtedness of the Loan Parties that has been issued for the purpose of financing, in part, the acquisition of an Acquired Entity or Business.
“Act” has the meaning assigned in Section 9.13.
“Administrative Agent” means Bank of America, in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Company and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Parties” has the meaning assigned in Section 9.01(c).
“Agreement” has the meaning assigned in the preamble hereto.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility represented by (i) on or prior to the Closing Date, such Lender’s Commitment at such time and (ii) thereafter, the principal amount of such Lender’s Loans at such time. The initial Applicable Percentage of each Lender in respect of the Facility is set forth next to the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Pricing Level	Debt Rating	Applicable Margin for Eurocurrency Loans	Applicable Margin for Base Rate Loans
1	> BBB+ / Baa1	1.000%	0.000%
2	BBB / Baa2	1.125%	0.125%
3	BBB- / Baa3	1.375%	0.375%
4	BB+ / Ba1	1.625%	0.625%
5	< BB / Ba2	1.875%	0.875%

Initially, the Applicable Rate shall be determined based upon Pricing Level 3. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
“Approved Bank” has the meaning assigned to such term in the definition of “Cash Equivalents.”
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, PNC Capital Markets LLC and The Bank of Tokyo-Mitsubishi UFJ, Ltd.
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04 of this Agreement), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Attributable Receivables Indebtedness” at any time means the principal amount of Indebtedness which (i) if a Permitted Receivables Facility is structured as a secured lending agreement, would constitute the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the LIBO Rate in effect on such day plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. “Base Rate,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means Mylan Inc., a Pennsylvania corporation, or the Successor Borrower, as applicable.
“Borrowers” means the Borrower and, if applicable, the Designated Borrower.
“Borrowing” means Loans of the same Type, made on the Closing Date, or converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” means, with respect to Eurodollar Loans $5,000,000.
“Borrowing Multiple” means, with respect to Eurodollar Loans $1,000,000.
“Borrowing Request” means a request by the applicable Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or the state of New York and, if such day relates to any interest rate settings as to a Eurocurrency Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on the

Closing Date, and the amount of such obligations as of any date shall be the capitalized amount thereof determined in accordance with GAAP as in effect on the Closing Date that would appear on a balance sheet of such Person prepared as of such date.
“Captive Insurance Subsidiary” means American Triumvirate Insurance Company, a Vermont corporation or any successor thereto, so long as such Subsidiary is maintained as a special purpose self-insurance subsidiary.
“card obligations” means any Loan Party or any Subsidiary’s participation in commercial (or purchasing) card programs.
“Cash Convertible Notes” means the Borrower’s 3.75% Cash Convertible Notes due 2015.
“Cash Equivalents” means
(1)    any evidence of Indebtedness issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union;
(2)    time deposits, certificates of deposit, and bank notes of any financial institution that (i) is a Lender or (ii) is a member of the Federal Reserve System (or organized in any foreign country recognized by the United States) and whose senior unsecured debt is rated at least A-2, P-2, or F-2, short-term, or A or A2, long-term, by Moody’s, S&P or Fitch (any such bank in the foregoing clause (i) or (ii) being an “Approved Bank”). Issues with only one short‑term credit rating must have a minimum credit rating of A 1, P 1 or F 1;
(3)    commercial paper, including asset-backed commercial paper, and floating or fixed rate notes issued by an Approved Bank or a corporation or special purpose vehicle (other than an Affiliate or Subsidiary of the Borrower) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia (or any foreign country recognized by the United States) and rated at least A 2 by S&P and at least P 2 by Moody’s;
(4)    asset-backed securities rated AAA by Moody’s, S&P, or Fitch, with weighted average lives of 3 years or less (measured to the next maturity date);
(5)    repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union maturing within 365 days from the date of acquisition;
(6)    money market funds which invest substantially all of their assets in assets described in the preceding clauses (1) through (5); and
(7)    instruments equivalent to those referred to in clauses (1) through (6) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;
provided, that except in the case of clauses (4) and (5) above, the maximum maturity date of individual securities or deposits will be 3 years or less at the time of purchase or deposit.
“Change in Control” means any of the following:
(a)     at any time prior to the consummation of the Specified Acquisition Transaction (i) the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Closing Date), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Mylan or (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of Mylan by Persons who were neither (A) nominated by the board of directors of Mylan nor (B) appointed by directors so nominated; or
(b)    from and after the consummation of the Specified Acquisition Transaction (i) the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Closing Date) other than the Foundation, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of New Mylan or (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of New Mylan by Persons who were not (A) members of the board of directors of Mylan, or (B) nominated by the board of directors of New Mylan provided that an event described by clause (i) or (ii) of this clause (b) that lasts for fewer than 60 days shall not constitute a Change in Control if prior to the expiration of such period, the Foundation exercises its right to acquire Equity Interests in New Mylan such that the event that would otherwise constitute a Change in Control has ceased to exist (it being understood that during such period a Default (but not an Event of Default) shall exist hereunder ); or
(c)    from and after the consummation of the Specified Acquisition Transaction, the failure of New Mylan to own, directly or indirectly, one hundred percent (100%) of the Equity Interests of Mylan.
“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Charges” shall have the meaning assigned to such term in Section 9.14.
“Closing Date” means the date on which the conditions specified in Section 4.01 of this Agreement were satisfied (or waived in accordance with Section 9.02 of this Agreement).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means a Term Commitment.
“Company” means (a) at any time prior to the consummation of the Specified Acquisition Transaction, Mylan and (b) thereafter, New Mylan.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means Consolidated Net Income plus, without duplication and, except in the case of clause (xii), to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense and charges, deferred financing fees and milestone payments in connection with any investment or series of related investments, losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of gains on such hedging obligations, and costs of surety bonds in connection with financing activities, (ii) expense and provision for taxes paid or accrued, (iii) depreciation, (iv) amortization (including amortization of intangibles, including goodwill), (v) non-cash charges recorded in respect of purchase accounting or impairment of goodwill or assets and non-cash exchange, translation or performance losses relating to any foreign currency hedging transactions or currency fluctuations, (vi) any other non-cash items, (vii) any unusual, infrequent or extraordinary loss or charge (including the amount of any restructuring, integration, transition, executive severance, facility closing, unusual litigation and similar charges accrued during such period, including any charges to establish accruals and reserves or to make payments associated with the reassessment or realignment of the business and operations of the Company and its Subsidiaries, including the sale or closing of facilities, severance, stay bonuses and curtailments or modifications to pension and post-retirement employee benefit plans, asset write-downs or asset disposals (including leased facilities), write-downs for purchase and lease commitments, start-up costs for new facilities, writedowns of excess, obsolete or unbalanced inventories, relocation costs which are not otherwise capitalized and any related promotional costs of exiting products or product lines), (viii) non-recurring cash charges in connection with the litigation described on Schedule 2.03, (ix) without duplication, income of any non-wholly owned Subsidiaries and deductions attributable to minority interests, (x) any non-cash costs or expenses incurred by the Company or any Subsidiary pursuant to any management equity plan or stock plan, (xi) expenses with respect to casualty events, (xii) the amount of net cost savings in connection with any acquisition of an Acquired Entity or Business or otherwise projected by the Company in good faith to be realized as a result of specified actions taken prior to the last day of such period (calculated on a pro forma basis as though such cost savings had been realized since the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) in connection with any acquisition of an Acquired Entity or Business, such actions have been taken within 12 months after the closing date of an acquisition of an Acquired Entity or Business and (B) no cost savings shall be added pursuant to this clause (xii) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (vii) above with respect to such period, (xiii) expenses incurred in connection with any acquisition of an Acquired Entity or Business, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and including transaction expenses incurred in connection therewith), (xiv) any contingent or deferred payments (including earn-out payments, non-compete payments and consulting payments but excluding ongoing royalty payments) made in connection with any acquisition of an Acquired Entity or Business, (xv) non-cash charges pursuant to ASC 715, minus, to the extent included in Consolidated Net Income, the sum of (xvi) any unusual, infrequent or extraordinary income or gains, (xvii) any other non-cash income or gains (except to the extent representing (x) an accrual for future cash income or in respect of which cash was received in a prior period or (y) the reversal of any cash reserves established in a prior period), and (xviii) any cash payment made with respect to any non-cash items added back in computing Consolidated EBITDA in a prior period pursuant to clause (vi) above), all calculated for the Company and its Subsidiaries (other than the Captive Insurance Subsidiary) in accordance with GAAP on a consolidated basis; provided that, to the extent included in Consolidated Net Income, (A) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Swap Agreements for currency exchange risk) and (B) there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of SFAS 133.
“Consolidated Interest Expense” means, with reference to any period, the interest expense whether or not paid in cash (including interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP, but excluding, any (i) non-cash interest expense attributable to the movement in mark-to-market valuation under Swap Agreements or other derivative instruments, (ii) non-cash interest expense attributable to the amortization of gains or losses resulting from the termination of Swap Agreements prior to or reasonably contemporaneously with the Closing Date, (iii) amortization of deferred financing fees and (iv) expensing of bridge or other financing fees) of the Company and its Subsidiaries (other than the Captive Insurance Subsidiary) calculated on a consolidated basis for such period in accordance with GAAP plus, without duplication: (a) imputed interest attributable to Capital Lease Obligations of the Company and its Subsidiaries (other than the Captive Insurance Subsidiary) for such period, (b) commissions, discounts and other fees and charges owed by the Company or any of its Subsidiaries (other than the Captive Insurance Subsidiary) with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period, (c) amortization or write-off of debt discount and debt issuance costs, premium, commissions, discounts and other fees and charges associated with Indebtedness of the Company and its Subsidiaries (other than the Captive Insurance Subsidiary) for such period, (d) cash contributions to any employee stock ownership plan or similar trust made by the Company or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company or a wholly owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period, (e) all interest paid or payable with respect to discontinued operations of the Company or any of its Subsidiaries for such period, (f) the interest portion of any deferred payment obligations of the Company or any of its Subsidiaries (other than the Captive Insurance Subsidiary) for such period, (g) all interest on any Indebtedness of the Company or any of its Subsidiaries (other than the Captive Insurance Subsidiary) of the type described in clause (e) or (f) of the definition of “Indebtedness” for such period and (h) the interest component of all Attributable Receivables Indebtedness of the Company and its Subsidiaries (other than the Captive Insurance Subsidiary).
“Consolidated Leverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Total Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.
“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that, in calculating Consolidated Net Income of the Company and its Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions, (c) the income or deficit of the Captive Insurance Subsidiary, (d) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the consummation of any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (e) any amortization of deferred charges resulting from the application of “Accounting Principles Board Opinion No. APB 14-1 — Accounting for Convertible Debt Instruments” that may be settled in cash upon conversion (including partial cash settlement) and (f) any income (loss) for such period attributable to the early extinguishment of Indebtedness, together with any related provision for taxes on any such income. There shall be excluded from Consolidated Net Income for any period (i) any gains or losses resulting from any reappraisal, revaluation or write-up or write‑down of assets (including any gains and losses attributable to movement in the mark-to-market valuation of (1) any Permitted Convertible Indebtedness, (2) any Permitted Bond Hedge Transaction, (3) any Permitted Warrant Transaction and (4) purchase options and related contingencies), (ii) any non-cash charges recorded in respect of intangible assets (but excluding scheduled amortization of intangible assets), and (iii) the purchase accounting effects of in process research and development expenses and adjustments to property, inventory and equipment, software and other intangible assets and deferred revenue and deferred expenses in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and its Subsidiaries), as a result of any acquisition, or the amortization or write-off of any amounts thereof.

“Consolidated Net Tangible Assets” means, with respect to the Company, the total amount of assets (less applicable reserves and other properly deductible items) after deducting all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent consolidated balance sheet of the Company and its Subsidiaries delivered pursuant to Section 5.01(a) or (b).
“Consolidated Subsidiaries” means Subsidiaries that would be consolidated with the Company in accordance with GAAP.
“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.
“Consolidated Total Indebtedness” means at any time the sum, without duplication, of (i) the aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than the Captive Insurance Subsidiary) outstanding as of such time calculated on a consolidated basis (other than Indebtedness described in clause (h), (i) or (j) of the definition of “Indebtedness” (provided that there shall be included in Consolidated Total Indebtedness, any Indebtedness (x) in respect of drawings under the items in such clauses (h) and (i) to the extent not reimbursed within two Business Days after the date of such drawing and (y) in respect of any Swap Agreement entered into for speculative purposes)) plus (ii) the principal amount of any obligations of any Person (other than the Company or any Subsidiary) of the type described in the foregoing clause (i) that are Guaranteed by the Company or any Subsidiary (whether or not reflected on a consolidated balance sheet of the Company). Notwithstanding the foregoing, solely for the purposes of determining Consolidated Total Indebtedness at any time on or prior to the consummation of the acquisition of an Acquired Entity or Business, the aggregate principal amount of Acquisition Indebtedness that would otherwise be included in “Consolidated Total Indebtedness” shall exclude any such Acquisition Indebtedness that includes a customary “special mandatory redemption” provision (or other similar provision) requiring a Loan Party (within a reasonable period of time following the occurrence of an event set forth in clause (a) or (b) below) to redeem such Acquisition Indebtedness if (a) such acquisition is not consummated within a number of days reasonably acceptable to the Administrative Agent or (b) the acquisition agreement related to such acquisition terminates in accordance with its terms. For avoidance of doubt, the exclusion in the immediately preceding sentence shall not apply after consummation of the applicable acquisition.
“Control” means, with respect to any Person, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“CTA” means the United Kingdom Corporation Tax Act 2009.
“Debt Rating” means, as of any date of determination, the rating as determined by S&P or Moody’s (collectively, the “Debt Ratings”) of (a) Mylan’s non-credit-enhanced, senior unsecured long-term debt (provided that (x) Mylan remains a Borrower or a Guarantor and (y) clause (b) below is not then applicable) or (b) after the consummation of the Specified Acquisition Transaction, New Mylan’s non-credit-enhanced, senior unsecured long-term debt

(provided that (x) New Mylan is a Borrower or a Guarantor and (y) a Debt Rating for New Mylan is then available); provided that (i) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (ii) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level higher than the Pricing Level of the lower Debt Rating shall apply; (iii) if there exists only one Debt Rating, such Debt Rating shall apply; and (iv) if no Debt Rating is available, Pricing Level 5 shall apply.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition, which constitutes an Event of Default or, which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Rate” has the meaning set forth in Section 2.12(c).
“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of any Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Company or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder or generally under other agreements in which it has committed to extend credit, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or Federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Company and each Lender.
“Designated Borrower” has the meaning specified in Section 2.21.
“Designated Borrower Notice” has the meaning specified in Section 2.21.
“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.21.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in any reports, schedules, forms, proxy statements, prospectuses (including prospectus supplements), registration statements and other information filed by Mylan with the SEC or furnished by Mylan to the SEC pursuant to the Securities Exchange Act, in each case, filed or furnished before the Closing Date and which are available to the Lenders before the Closing Date or on Schedule 3.06.
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset sale event shall be subject to the prior repayment in full of the Term Loan and all other Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and except as permitted in clause (a) above), in whole or in part, (c) requires the scheduled payments of dividends in cash (for this purpose, dividends shall not be considered required if the issuer has the option to permit them to accrue, cumulate, accrete or increase in liquidation preference or if the Company has the option to pay such dividends solely in Qualified Equity Interests), or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date.
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.04(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.04(b)(iii)).

“Environmental Laws” means all Laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or the effect of Hazardous Materials on the environment on health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than, prior to such conversion, Indebtedness that is convertible into any such equity interests)..
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) with respect to any Plan, a failure to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of any Loan Party or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition upon any Loan Party or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.18) or (ii) such Lender changes its Lending Office, except in each case to the extent that pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(e), (d) UK withholding Taxes imposed on a payment by the UK Borrower (i) that could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant Governmental Authority or (ii) to a Lender that is a UK Treaty Lender, if the withholding Taxes have been imposed notwithstanding compliance by the UK Borrower with its obligations under Section 2.16(h)(vi) and (e) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Existing Credit Agreement” means the Credit Agreement, dated as of June 27, 2013, by and among Mylan, as borrower, the lenders party thereto and Bank of America as administrative agent, as amended to the date hereof.
“Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Loans of all Lenders outstanding at such time.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this agreement (or any amended or successor versions that are each substantively comparable and not materially more onerous to comply with) and any intergovernmental agreements in respect thereof (and any legislation, regulations or other official guidance pursuant to, or in respect of, such intergovernmental agreements).

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.
“Foreign Jurisdiction Deposit” means a deposit or Guarantee incurred in the ordinary course of business and required by any Governmental Authority in a foreign jurisdiction as a condition of doing business in such jurisdiction.
“Foreign Lender” means any Lender that is not a U.S. Person.
“Foreign Obligor” means a Loan Party that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.
“Foundation” means a Dutch law foundation, the articles of association of which will provide that the objects of such Dutch law foundation are to serve the best interests of New Mylan and the business conducted by New Mylan and its Subsidiaries as permitted by and in accordance with Dutch law.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation or the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.
“Guarantee Agreement” means the Guarantee set forth in Article X or other form of guarantee agreement reasonably acceptable to the Administrative Agent and the Company.
“Guarantor” means each Affiliate or Subsidiary, if any, that provides a guarantee of the Obligations pursuant to Section 5.09 or otherwise.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“HM Revenue & Customs” means Her Majesty’s Revenue & Customs, the UK Tax authority.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business, milestone payments incurred in connection with any investment or series of related investments, any earn-out obligation except to the extent such obligation is no longer contingent and appears as a liability on the balance sheet of such Person in accordance with GAAP and deferred or equity compensation arrangements payable to directors, officers or employees), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but limited to the fair market value of such Property (except to the extent otherwise provided in this definition), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all obligations of such Person under any Swap Agreement (with the “principal” amount of any Swap Agreement on any date being equal to the early termination value thereof on such date) and (k) all Attributable Receivables Indebtedness. The Indebtedness of any Person shall (i) include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is expressly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity and pursuant to contractual arrangements, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (ii) exclude (A) customer deposits and advances and interest payable thereon in the ordinary course of business in accordance with customary trade terms and other obligations incurred in the ordinary course of business through credit on an open account basis customarily extended to such Person, (B) obligations under customary overdraft arrangements with banks outside the United States incurred in the ordinary course of business to cover working capital needs and (C) bona fide indemnification, purchase price adjustment, earn-outs, holdback and contingency payment obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter and included as Indebtedness of such Person.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 9.03(b).
“Information” has the meaning specified in Section 9.12.
“Interest Election Request” means a request by an applicable Borrower to convert or continue a Borrowing in accordance with Section 2.03.
“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each March, June, September and December, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable thereto and, in the case of a Eurocurrency Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (in each case, subject to availability), or such other period that is twelve months or less requested by the applicable Borrower and that is consented to by all the Lenders; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest

Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person or (b) a loan, advance or capital contribution to, Guarantee of Indebtedness of, assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of Section 6.05, (i) the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment not to exceed the original amount of such Investment and (ii) in the event the Company or any Subsidiary (an “Initial Investing Person”) transfers an amount of cash or other Property (the “Invested Amount”) for purposes of permitting the Company or one or more other Subsidiaries to ultimately make an Investment of the Invested Amount in the Company, any Subsidiary or any other Person (the Person in which such Investment is ultimately made, the “Subject Person”) through a series of substantially concurrent intermediate transfers of the Invested Amount to the Company or one or more other Subsidiaries other than the Subject Person (each an “Intermediate Investing Person”), including through the incurrence or repayment of intercompany Indebtedness, capital contributions or redemptions of Equity Interests, then, for all purposes of Section 6.05, any transfers of the Invested Amount to Intermediate Investing Persons in connection therewith shall be disregarded and such transaction, taken as a whole, shall be deemed to have been solely an Investment of the Invested Amount by the Initial Investing Person in the Subject Person and not an Investment in any Intermediate Investing Person.
“ITA” means the United Kingdom Income Tax Act 2007.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Lender Parties” means, collectively, the Administrative Agent, the Lenders and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to clause (e) of Article VIII.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“LIBO Rate” means:
(a)    for any Interest Period with respect to a Eurocurrency Borrowing, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent and the Company (and if not so mutually agreed, the provisions of Section 2.13 shall apply), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(b)    for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;
provided that (x) LIBOR shall be in no event be deemed to be an amount less than zero and (y) to the extent a comparable or successor rate is approved by the Administrative Agent and the Company in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
“LIBOR” has the meaning specified in the definition of LIBO Rate.
“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset (or any capital lease having substantially the same economic effect as any of the foregoing).
“Loan Documents” means this Agreement, any Guarantee Agreement, any promissory notes executed and delivered pursuant to Section 2.09(f) and any amendments, waivers, supplements or other modifications to any of the foregoing.
“Loan Parties” means the Borrowers and the Guarantors from time to time party hereto, if any. Upon consummation of the Specified Acquisition Transaction, New Mylan shall join this Agreement as a Designated Borrower, a Successor Borrower or a Guarantor.
“Loans” means the loans made by the Lenders to Mylan pursuant to this Agreement comprising the Term Loan.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Company and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any and all other Loan Documents, or the rights and remedies of the Administrative Agent and the Lenders thereunder.
“Material Indebtedness” means Indebtedness (other than the Loans), of any one or more of the Loan Parties and their Subsidiaries in an aggregate principal amount exceeding $200,000,000.
“Material Subsidiary” means any Subsidiary (or group of Subsidiaries as to which a specified condition applies) that would be a “significant subsidiary” under Rule 1-02(w) of Regulation S-X.
“Maturity Date” means December 19, 2017; provided that if such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.
“Maximum Rate” has the meaning assigned to such term in Section 9.14.
“Merger Sub” means Moon of PA Inc., a Pennsylvania corporation, which, prior to the consummation of the Specified Acquisition Transaction, is a directly or indirectly wholly-owned subsidiary of New Mylan.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“New Mylan” means New Moon B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (and resident in the United Kingdom for UK tax purposes), and any successor entity (including a naamloze vennootschap met beperkte aansprakelijkheid) which, prior to the consummation of the Specified Acquisition Transaction, will be an indirect subsidiary of Mylan and, following the Specified Acquisition Transaction, will directly or indirectly hold Mylan as a Subsidiary.
“Note” means a promissory note made by each Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit B.
“Obligations” means all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and other monetary obligations of any of the Loan Parties to any of the Lenders, their Affiliates and the Administrative Agent, individually or collectively, existing on the Closing Date or arising thereafter (direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured) arising or incurred under this Agreement or any of the other Loan Documents (including under any of the Loans made or other instruments at any time evidencing any thereof), in each case whether now existing or hereafter arising, whether all such obligations arise or accrue before or after the commencement of any bankruptcy, insolvency or receivership proceedings (and whether or not such claims, interest, costs, expenses or fees are allowed or allowable in any such proceeding).
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OFAC Countries” has the meaning assigned in Section 3.15.
“OFAC Listed Person” has the meaning assigned in Section 3.15.
“Original Currency” has the meaning assigned in Section 2.17(a).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).
“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate as reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Participant” has the meaning set forth in Section 9.04(d).
“Participant Register” has the meaning set forth in Section 9.04(d).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Bond Hedge Transaction” means (a) any call option or capped call option (or substantively equivalent derivative transaction) on the Company’s common stock purchased by the Company in connection with an incurrence of Permitted Convertible Indebtedness, (b) the existing call options or capped call options (or substantively equivalent derivative transactions) purchased by Mylan (which may be transferred to New Mylan) in connection with the issuance of the Cash Convertible Notes and (c) any call option or capped call option (or substantively equivalent derivative transaction) replacing or refinancing the foregoing; provided that (x) the sum of (i) the purchase price for any Permitted Bond Hedge Transaction occurring after the Closing Date, plus (ii) the purchase price for any Permitted Bond Hedge Transaction it is refinancing or replacing, if any, minus (iii) the cash proceeds received upon the termination or the retirement of the Permitted Bond Hedge Transaction it is replacing or refinancing, if any, less

(y) the sum of (i) the cash proceeds from the sale of the related Permitted Warrant Transaction plus (ii) the cash proceeds from the sale of any Permitted Warrant Transaction refinancing or replacing such related Permitted Warrant Transaction, if any, minus (iii) the amount paid upon termination or retirement of such related Permitted Warrant Transaction, if any, does not exceed the net cash proceeds from the incurrence of the related Permitted Convertible Indebtedness.
“Permitted Convertible Indebtedness” means (a) Indebtedness of Mylan or New Mylan (which may be Guaranteed by the Guarantors) that is (1) convertible into common stock of the Company (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (2) sold as units with call options, warrants, rights or obligations to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Company and/or cash (in an amount determined by reference to the price of such common stock) and (b) the Cash Convertible Notes.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for taxes, assessments or other governmental charges that are not overdue for a period of more than thirty (30) days or are being contested in compliance with Section 5.04;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, workmen’s, suppliers’ and other Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;
(c)    (i) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations (including to support letters of credit or bank guarantees) and (ii) Liens, pledges or deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing insurance to the Company or any Subsidiary;
(d)    Liens or deposits to secure the performance of bids, trade contracts, governmental contracts, tenders, statutory bonds, leases, statutory obligations, surety, stay, customs, appeal and replevin bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;
(e)    Liens in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII;
(f)    easements, restrictions (including zoning restrictions), rights-of-way, covenants, licenses, encroachments, protrusions and similar encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Company or any Subsidiary; and

(g)    any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sub-lease, license or sublicense entered into by the Company or any of its Subsidiaries as a part of its business and covering only the assets so leased;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Jurisdiction” means each of the Netherlands, the United Kingdom and the United States and any other jurisdiction approved by the Administrative Agent and each Lender.
“Permitted Receivables Facility” means any receivables facility or facilities created under the Permitted Receivables Facility Documents from time to time, providing for the sale or pledge by the Company and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Company and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue notes or other evidences of Indebtedness secured by Permitted Receivables Facility Assets or investor certificates, purchased interest certificates or other similar documentation evidencing interests in Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase Permitted Receivables Facility Assets from the Company and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents.
“Permitted Receivables Facility Assets” means (i) Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are transferred or pledged to a Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to a Receivables Entity and all proceeds thereof and (ii) loans to the Company and its Subsidiaries secured by Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are made pursuant to a Permitted Receivables Facility.
“Permitted Receivables Facility Documents” means each of the documents and agreements entered into from time to time in connection with a Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, or the issuance of notes or other evidence of Indebtedness secured by such notes, all of which documents and agreements shall be in form and substance reasonably customary for transactions of this type, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (in the good faith determination of the Company) either (i) the terms as so amended, modified, supplemented, refinanced or replaced are reasonably customary for transactions of this type or (ii)(x) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Company or any of its Subsidiaries that, taken as a whole, are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement as determined by the Company in good faith and (y) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any material respect to the interests of the Lenders as determined by the Company in good faith.
“Permitted Receivables Related Assets” means any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables and any collections or proceeds of any of the foregoing.
“Permitted Refinancing Indebtedness” means, with respect to any Person, any amendment, modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder (in each case, provided that Indebtedness in respect of such existing unutilized commitments is then permitted under Section 6.01) (in each case, it being understood that incurrence of Indebtedness in excess of the principal amount (plus any unpaid accrued interest and premium thereon and other reasonable amounts paid, and fees and expenses reasonably incurred in connection therewith) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended (including, without limitation, the amount equal to any existing commitments unutilized thereunder) shall be permitted if such excess amount is then permitted under Section 6.01 and reduces the otherwise permitted Indebtedness under Section 6.01), (b) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(d), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the earlier of (x) the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended and (y) the date which is 91 days after the Maturity Date, (c) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(d), such modification, refinancing, refunding, renewal, replacement or extension has a Weighted Average Life to Maturity equal to or greater than the shorter of (x) the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (y) the Weighted Average Life to Maturity of the portion of such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended that matures on or prior to the Maturity Date and (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders (in the good faith determination of the Company) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.
“Permitted Warrant Transaction” means (a) any call options, warrants or rights to purchase (or substantively equivalent derivative transactions) on common stock of the Company purchased by the Company substantially concurrently with a Permitted Bond Hedge Transaction and (b) the existing call options, warrants or rights to purchase (or substantively equivalent derivative transactions) sold by the Company substantially concurrently with the issuance of the Cash Convertible Notes.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Post-Acquisition Period” means, with respect to any acquisition, the period beginning on the date such acquisition is consummated and ending on the one-year anniversary of the date on which such acquisition is consummated.
“Preferred Stock” as applied to the Equity Interests of any Person, means Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Equity Interests of any other class of such Person.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by Bank of America as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Pro Forma Adjustment” means, for any applicable period of measurement that includes all or any part of a fiscal quarter included in the Post-Acquisition Period, with respect to the Consolidated EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Company, the pro forma increase or decrease in such Consolidated EBITDA, projected by the Company in good faith as a result of (a) actions that have been taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of the Company and its Subsidiaries and, in each case, which are expected to have a continuing impact on the consolidated financial results of the Company, calculated assuming that such actions had been taken on, or such costs had been incurred since, the first day of such period; provided that any such pro forma increase or decrease to such Consolidated EBITDA shall be without duplication for cost savings or additional costs already included in such Consolidated EBITDA for such period of measurement.
“Pro Forma Basis” means with respect to compliance with any test covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the Property or Person subject to such Specified Transaction, (i) in the case of a disposition of all or substantially all Equity Interests in any Subsidiary of the Company owned by the Company or any of its Subsidiaries or any division, product line, or facility used for operations of the Company or any of its Subsidiaries, shall be excluded, and (ii) in the case of an acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness and (c) any Indebtedness incurred or assumed by the Company or any of the Subsidiaries in connection therewith; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are (x) consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are in the good faith determination of the Company reasonably identifiable and factually supportable and (y) expected to have a continuing impact on the consolidated financial results of the Company and its Subsidiaries.
“Prohibition” has the meaning assigned in Section 10.01.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Equity Interests.
“Public Lender” has the meaning assigned in Section 5.01.
“Qualified Acquisition” means the acquisition by the Company or a Subsidiary of an Acquired Entity or Business which acquisition has been designated to the Lenders by a Responsible Officer of the Company as a “Qualified Acquisition” so long as, on a Pro Forma Basis, the Consolidated Leverage Ratio as of the last day of the most recently completed Test Period (for which financial statements have been delivered pursuant to Section 5.01(a) or (b)) prior to such acquisition would be at least 3.25 to 1.0; provided that no such designation may be made with respect to any acquisition prior to the end of the fourth full fiscal quarter following the completion of the most recently consummated Qualified Acquisition unless the Consolidated Leverage Ratio as of the last day of the most recently completed Test Period (for which financial statements have been delivered pursuant to Section 5.01(a) or (b)) prior to the consummation of such acquisition was no greater than 3.0 to 1.0.
“Qualified Equity Interests” means Equity Interests of the Company other than Disqualified Equity Interests.
“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is (i) a Lender (a) which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document, or (b) in respect of an advance made under a Loan Document by a Person that was a bank (as so defined) at the time that the advance was made, and in each case, is within the charge to UK corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA or (ii) a UK Treaty Lender.
“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a corporate family or corporate credit rating, as applicable, on Mylan or New Mylan publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company and reasonably satisfactory to the Administrative Agent which shall be substituted for Moody’s or S&P or both, as the case may be.
“Recipient” means the Administrative Agent and any Lender, as applicable.
“Receivables” means all accounts receivable (including all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).
“Receivables Entity” means a wholly owned Subsidiary of the Company which engages in no activities other than in connection with the financing of Receivables of the Receivables Sellers and which is designated (as provided below) as a “Receivables Entity”. Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Company certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.
“Receivables Sellers” means the Company and those Subsidiaries (other than Receivables Entities) that are from time to time party to the Permitted Receivables Facility Documents.
“Register” has the meaning set forth in Section 9.04(c).
“Regulation S-X” means Regulation S-X under the Securities Act of 1933, as amended.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and administrators of such Person and of such Person’s Affiliates.
“Required Lenders” means, at any time, Lenders with Loans aggregating more than 50% of the aggregate principal amount of all Loans outstanding at such time; provided that the Loans of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Responsible Officer” means (a) the chief executive officer, executive director, president, vice president, chief financial officer, treasurer, assistant treasurer or controller of the Company or another Loan Party, as context shall require, and (b) solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Borrower designated in or pursuant to an agreement between the applicable Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Company or another Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Company or such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Company or such Loan Party.
“Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property (other than Qualified Equity Interests)) with respect to any Equity Interests in the Company, or any payment (whether in cash, securities or other property (other than Qualified Equity Interests)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.
“Revolving Credit Agreement” means that certain Revolving Credit Agreement dated as of the date hereof, among the Borrower, certain Affiliates and Subsidiaries of Mylan from time to time party thereto, each lender from time to time party thereto and Bank of America as administrative agent thereunder.
“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill Financial, Inc., and any successor thereto.
“Same Day Funds” means, immediately available funds
“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority succeeding to any of its principal functions.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured and (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“specified currency” has the meaning assigned in Section 2.20.
“Specified Acquisition Transaction” means, the proposed acquisition by Mylan of certain of the assets of Abbott Labs pursuant to the Transaction Agreement and the consummation of each merger and inversion transactions contemplated therein, in accordance with the Transaction Agreement and applicable Law.
“Specified Transaction” means, with respect to any Test Period, any of the following events occurring after the first day of such Test Period and prior to the applicable date of determination: (i) any Investment by the Company or any Subsidiary in any Person (including in connection with the Specified Acquisition Transaction or any other acquisition) other than a Person that was a wholly-owned Subsidiary on the first day of such period involving consideration paid by the Company or such Subsidiary in excess of $10,000,000, (ii) any disposition outside the ordinary course of business of assets by the Company or any Subsidiary with a fair market value in excess of $10,000,000, (iii) any incurrence or repayment of Indebtedness (in each case, other than borrowings and repayments of Indebtedness in the ordinary course of business under revolving credit facilities except to the extent there is a reduction in the related revolving credit commitment) and (iv) any Restricted Payment involving consideration paid by the Company or any Subsidiary in excess of $10,000,000.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of directors or other governing body are at the time beneficially owned, directly or indirectly, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Company.
“Successor Borrower” has the meaning specified in Section 2.23.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Test Period” means the period of four fiscal quarters of the Company ending on a specified date.
“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender on or prior to the Closing Date to make the Term Loan to Mylan hereunder in an aggregate principal amount equal to the amount set forth opposite such Lender’s name on Schedule 2.01, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 of this Agreement. The initial amount of each Lender’s Term Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption to which such Lender becomes a party hereto, as applicable. The aggregate amount of the Lenders’ Term Commitments on the Closing Date is $800,000,000.
“Term Loan” has the meaning set forth in Section 2.01.
“Transaction Agreement” means the Amended and Restated Business Transfer Agreement and Plan of Merger, dated as of November 4, 2014, among Abbott Labs, Mylan, New Mylan and Merger Sub.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of the Term Loan hereunder and the use of the proceeds thereof.
“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurocurrency or the Base Rate.
“UK” and “United Kingdom” each mean the United Kingdom of Great Britain and Northern Ireland.
“UK Borrower” means New Mylan.
“UK Borrower DTTP Filing” means an HM Revenue & Customs' Form DTTP2 duly completed and filed by the UK Borrower within the applicable time limit, which contains the scheme reference number and jurisdiction of Tax residence provided by a Lender either (a) in Schedule 2.01 or (b) if the Lender is not a party to this Agreement at the time that this Agreement is entered into, in the relevant Assignment and Assumption.
“UK Treaty” means a double taxation agreement one of the parties to which is the United Kingdom and which makes provision for full exemption from Taxes imposed by the UK on interest.
“UK Treaty Lender” means a Lender which (a) is treated as a resident of a UK Treaty State for the purposes of the relevant UK Treaty, (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected, and (c) meets all other conditions that need to be satisfied by that Lender in the relevant UK Treaty for full exemption from Taxes imposed by the UK on interest, assuming satisfaction of (i) any necessary procedural formalities and (ii) any condition which relates (expressly or by implication) to there not being a special relationship between the Borrower making the applicable payment and a Lender or between either of them and another person, or to the amounts or terms of any Loan.
“UK Treaty Passport Scheme” means the HM Revenue & Customs double taxation treaty passport scheme.
“UK Treaty State” means a jurisdiction, other than the United Kingdom, which is party to a UK Treaty.
“United States Tax Compliance Certificate” has the meaning set forth in Section 2.16(e).
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“VAT” means (a) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for (or in addition to) a Tax referred to in clause (a) above, or imposed elsewhere.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.
SECTION 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurocurrency Loan”).
SECTION 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, refinanced, restated, replaced or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04    Accounting Terms; GAAP.
(a)    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, (i) if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding anything in GAAP to the contrary, for purposes of all financial calculations hereunder, the amount of any Indebtedness outstanding at any time shall be the stated principal amount thereof (except to the extent such Indebtedness provides by its terms for the accretion of principal, in which case the amount of such Indebtedness at any time shall be its accreted amount at such time).
(b)    Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant or the compliance with or availability of any basket contained in this Agreement, the Consolidated Leverage Ratio, Consolidated Total Assets and Consolidated Net Tangible Assets shall be calculated with respect to such period on a Pro Forma Basis.
SECTION 1.05    Payments on Business Days. When the payment of any Obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Eurocurrency Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
SECTION 1.06    Pro Forma Compliance. Where any provision of this Agreement requires, as a condition to the permissibility of an action to be taken by any Loan Party or any of its Subsidiaries at any time prior to December 31, 2014, compliance on a Pro Forma Basis with Section 6.07, such provision shall mean that on a Pro Forma Basis, and after giving effect to such action, the Consolidated Leverage Ratio shall be no greater than the maximum level specified for December 31, 2014.
SECTION 1.07    Rounding. Any financial ratios required to be maintained by the Company and its Subsidiaries pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.08    [Intentionally Omitted].
SECTION 1.09    [Intentionally Omitted].
SECTION 1.10    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
SECTION 1.11    [Intentionally Omitted].

SECTION 1.12    LIBO Rate. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto; provided that the foregoing shall not apply to any liability arising out of the bad faith, willful misconduct or negligence of the Administrative Agent.
ARTICLE II
The Credits
SECTION 2.01    Term Commitments.
Each Lender severally agrees to make a single loan to Mylan on the Closing Date in Dollars in an amount not to exceed such Lender’s Term Commitment (collectively, the “Term Loan”). The borrowing on the Closing Date shall consist of Loans made simultaneously by the Lenders in accordance with their respective Term Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. The Loans may, from time to time, be Base Rate Loans, Eurocurrency Loans, or a combination thereof, as further provided herein.
SECTION 2.02    Loan and Borrowings.
(a)    Subject to the terms and conditions set forth herein, the initial funding of the Term Loan shall be made as part of a Borrowing consisting of Loans funded by the Lenders ratably in accordance with their respective Term Commitments. The failure of any Lender to make the portion of the Term Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Term Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to fund the Term Loan as required.
(b)    Subject to Section 2.13, each Borrowing shall be comprised entirely of Base Rate Loans or Eurocurrency Loans as the applicable Borrower may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
(c)    Each Borrowing of, conversion to or continuation of Eurocurrency Loans shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple (or, if not an integral multiple, the entire available amount) and not less than the Borrowing Minimum. Each Borrowing of, conversion to or continuation of Base Rate Loans shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of twenty (20) Eurocurrency Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested would end after the Maturity Date.

SECTION 2.03    Requests for Borrowings. To request a Borrowing of the Term Loan on the Closing Date, a conversion of Loans from one Type to the other or a continuation of Eurocurrency Loans, the applicable Borrower shall irrevocably notify the Administrative Agent of such request by (A) telephone or (B) a written Borrowing Request in a form attached hereto as Exhibit C or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of such Borrower; provided that any telephonic notice must be confirmed immediately by hand delivery or telecopy or transmission by electronic communication in accordance with Section 9.01(b) to the Administrative Agent of a written Borrowing Request. Each such Borrowing Request must be received by the Administrative Agent not later than Noon (i) three Business Days prior to the requested date of the borrowing of Eurocurrency Loans, or any conversion to or continuation of Eurocurrency Loans or of any conversion of Eurocurrency Loans to Base Rate Loans, and (ii) on the requested date of the borrowing of Base Rate Loans; provided, however, that if such Borrower wishes to request Eurocurrency Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than noon four Business Days prior to the requested date of such borrowing of Eurocurrency Loans, conversion or continuation of Eurocurrency Loans, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such borrowing of Eurocurrency Loans, conversion or continuation of Eurocurrency Loans, the Administrative Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders. Each Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the applicable Borrower on behalf of whom the Borrowing Request is being submitted;
(ii)    the aggregate amount of the requested Borrowing, conversion or continuation;
(iii)    the date of such Borrowing, conversion or continuation, which shall be a Business Day;
(iv)    whether such Borrowing, conversion or continuation is to be a Base Rate Borrowing or a Eurocurrency Borrowing;
(v)    in the case of a Eurocurrency Borrowing, the Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(vi)    with respect to the initial borrowing of the Term Loan on the Closing Date, the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06;

(vii)    whether the applicable Borrower is requesting the initial borrowing of the Term Loan, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Loans; and
(viii)    the Type of Loans to be borrowed (in the case of the initial borrowing of the Term Loan on the Closing Date) or to which existing Loans are to be converted.
If no election as to the Type of Borrowing is specified, then, the requested Borrowing shall be a Base Rate Borrowing. In the case of a failure to timely request a conversion or continuation of Eurocurrency Loans, such Loans shall be continued as Eurocurrency Loans with an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing or conversion or continuation of Eurocurrency Loans, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Loans. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Except as otherwise provided herein, a Eurocurrency Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Loan. During the existence of a Default, no Loans may be converted to or continued as Eurocurrency Loans without the consent of the Required Lenders.
SECTION 2.04    [Intentionally Omitted].
SECTION 2.05    [Intentionally Omitted].
SECTION 2.06    Funding of Borrowings.
(a)    Each Lender shall make the portion of the Term Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage or other percentage provided for herein. The Administrative Agent will make the Term Loan available to Mylan on the Closing Date by promptly crediting the amounts so received, in like funds, to an account designated by Mylan.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of the borrowing in paragraph (a) of this Section that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to Mylan a corresponding amount. In such event, if a Lender has not in fact made its share of the borrowing on the Closing Date available to the Administrative Agent, then the applicable Lender and Mylan severally agrees to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Mylan to but excluding the date of payment to the

Administrative Agent, at (i) in the case of such Lender, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing or (ii) in the case of Mylan, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.07    [Intentionally Omitted].
SECTION 2.08    Reduction of Commitments. The aggregate Term Commitments shall be automatically, permanently and irrevocably reduced to zero at 5:00 p.m., New York City time, on the Closing Date, such that no additional Term Loan or other extension of credit in respect thereof will be made after the Closing Date.
SECTION 2.09    Repayment of Loans; Evidence of Debt.
(a)    The Borrowers hereby unconditionally promise to pay in Dollars to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date (or such earlier date on which the Loans become due and payable pursuant to Article VII) and in any event such payment shall be in an amount equal to the aggregate principal amount of all Loans outstanding on such date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of each Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by promissory notes. In such event, the Borrowers shall prepare, execute and deliver to such Lender promissory notes payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04 of this Agreement) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.10    Optional Prepayment of Loans.
(a)    The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to prior notice given in accordance with paragraph (a)(ii) of this Section, or otherwise in form and substance reasonably acceptable to the Administrative Agent.
(b)    The Company shall notify the Administrative Agent by telephone (confirmed by telecopy or transmission by electronic communication in accordance with Section 9.01(b)) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 2:00 p.m., New York City time, three (3) Business Days before the date of prepayment and (ii) in the case of prepayment of a Base Rate Borrowing, not later than noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment of the then outstanding principal amount of the Loans delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness or the occurrence of any other specified event, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of (x) any Eurocurrency Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and (y) any Base Rate Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the notice of prepayment. Prepayments pursuant to this Section 2.10 shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be subject to Section 2.15.
SECTION 2.11    Fees. The Borrowers, collectively, agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between any Borrower and the Administrative Agent. Fees paid shall not be refundable under any circumstances.
SECTION 2.12    Interest.
(a)    The Loans comprising each Base Rate Borrowing shall bear interest at the Base Rate in effect from time to time plus the Applicable Rate.
(b)    The Loans comprising each Eurocurrency Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding the foregoing, at any time (x) an Event of Default has occurred and is continuing under clauses (h) or (i) of Article VII or (y) if any principal of or interest on the Term Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, then such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of the Term Loan, 2% plus the rate otherwise applicable to the Term

Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, upon the request of the Required Lenders, 2% plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section (the “Default Rate”).
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date (or such earlier date on which the Loans become due and payable pursuant to Article VII); provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of the Loans, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement, and such determination shall be conclusive absent manifest error.
SECTION 2.13    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period (in each case with respect to clause (a), the “Impacted Loans”); or
(b)    the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy or transmission by electronic communication in accordance with Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto as a Base Rate Borrowing.
Notwithstanding the foregoing, if the Administrative Agent has made the determination described in this section, the Administrative Agent, in consultation with the Borrowers and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrowers that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrowers written notice thereof. Upon the Administrative Agent’s election to establish an alternative rate of interest pursuant to this paragraph, the Company may revoke any pending request for a conversion to or continuation of Eurocurrency Loans without payment of any amount specified in Section 2.15, provided that such repayment is effected promptly upon receipt of such notice.
SECTION 2.14    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender hereunder, whether of principal, interest or otherwise, in each case by an amount deemed by such Lender to be material in the context of its making of, and participation in, extensions of credit under this Agreement, then, upon the request of such Lender, the Borrowers will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.
(b)    If any Lender determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, upon the request of such

Lender, the Borrowers will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days (or such later date as may be agreed by the applicable Lender) after receipt thereof.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 135 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 135-day period referred to above shall be extended to include the period of retroactive effect thereof.
(e)    A Lender’s claim for additional amounts pursuant to this Section 2.14 shall be generally consistent with such Lender’s treatment of customers of such Lender that such Lender considers, in its reasonable discretion, to be similarly situated as the Company.
SECTION 2.15    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10 and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.18, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profit) attributable to such event. Such loss, cost or expense to any Lender may be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan (and excluding any Applicable Rate), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days (or such later date as may be agreed by the applicable Lender) after receipt thereof.
SECTION 2.16    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any Loan Party or the Administrative Agent shall be required by any applicable Laws (as determined in good faith by the Administrative Agent or Loan Party) to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Tax Indemnifications.
(i)    Each of the Loan Parties shall indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(ii)    Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Party to do so), (y) the Administrative Agent and the Loan Party, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Party, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or any Loan Party, as applicable, shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent or any Loan Party, as applicable, to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent or any Loan Party, as applicable, under this clause (ii).
(d)    Evidence of Payments. Upon request by the Company or the Administrative Agent, as the case may be, after any payment of Taxes on amounts payable under this Agreement or any other Loan Document by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 2.16, the Company shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Company, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Company or the Administrative Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax (other than withholding Tax imposed by the United Kingdom) with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or the taxing authorities of a jurisdiction pursuant to such applicable law or reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Section 2.16(e)(ii)(A), (ii)(B) and (ii)(D) below or (B) required by applicable law other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W 9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed originals of IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company or any Affiliate within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “United States Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-BEN-E (or successor form); or
(IV)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (or successor form), a United States Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a United States Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.16(e) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.16, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such

Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
(g)    [Reserved].
(h)    UK Treaty Passport Scheme.
(i)    Any UK Treaty Lender which on the date of this Agreement (x) holds a passport under the UK Treaty Passport Scheme and (y) wishes such scheme to apply to any Loan it may make to the UK Borrower under this Agreement, shall deliver its scheme reference number and its jurisdiction of Tax residence to the Administrative Agent and Company within 10 Business Days of this Agreement.
(ii)    A UK Treaty Lender which becomes a Lender hereunder after the day on which this Agreement is entered into and (x) holds a passport under the UK Treaty Passport Scheme and (y) wishes such scheme to apply to any Loans it may make under this Agreement, shall set out its scheme reference number and its jurisdiction of tax residence in the relevant Assignment and Assumption.
(iii)        If a Lender has confirmed its scheme reference number and its jurisdiction of Tax residence in accordance with paragraph (h)(i) or paragraph (h)(ii) above, the UK Borrower shall make the UK Borrower DTTP Filing with respect to such Lender within thirty (30) Business Days of the date of this Agreement or, if later, thirty (30) Business Days before the first interest payment is due to such Lender and shall promptly provide such Lender with a copy of such filing, provided that if the UK Borrower has made the UK Borrower DTTP Filing in respect of such Lender but:
(A)    such UK Borrower DTTP Filing has been rejected by HM Revenue & Customs; or
(B)    HM Revenue & Customs has not given the UK Borrower authority to make payments to such Lender without a deduction for Tax within sixty (60) days of the date of such UK Borrower DTTP Filing;
(and, in each case, the UK Borrower has notified that Lender in writing), then such Lender and the UK Borrower shall co-operate in completing any additional procedural formalities necessary for the UK Borrower to obtain authorization to make that payment under this Agreement without UK withholding or deduction.
(iv)    Nothing in this Section 2.16 shall require a UK Treaty Lender to:
(A)    register under the UK Treaty Passport Scheme;
(B)    apply the UK Treaty Passport Scheme to the Term Loan if it has so registered; or
(C)    file UK Treaty forms if it has included an indication to the effect that it wishes the UK Treaty Passport Scheme to apply to this Agreement in accordance with Section 2.16(h)(i) or Section 2.16(h)(ii) (UK Treaty Passport Scheme confirmation) and the UK Borrower making that payment has not complied with its obligations under Section 2.16(h)(iii).
(v)    The UK Borrower shall, promptly on making a UK Borrower DTTP Filing, deliver a copy of such UK Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.
(vi)    If a UK Treaty Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (j)(i) or paragraph (j)(ii) above, the UK Borrower shall not (unless the Lender otherwise agrees) make a UK Borrower DTTP filing or file any other form relating to the UK Treaty Passport Scheme in respect of that Lender’s Commitments(s) or its participation in any Loan, but that Lender and the UK Borrower shall co-operate in the prompt completion of any procedural formalities necessary for the UK Borrower to obtain authorization to make payments to the Lender under this Agreement without UK withholding or deduction.
(i)    Lender Confirmation. Each Lender which becomes a party to this Agreement on the day on which this Agreement is entered shall confirm whether or not it is a Qualifying Lender and, if it is a UK Treaty Lender, shall provide the UK Borrower notice to that effect, in each case within 10 Business Days of this Agreement. Each Lender which becomes a party to this Agreement pursuant to an Assignment and Assumption shall indicate in the Assignment and Assumption whether or not it is a Qualifying Lender and if it is a UK Treaty Lender, shall include an indication to that effect in the Assignment and Assumption. For the avoidance of doubt, the Agreement or an Assignment and Assumption shall not be invalidated by any failure of a Lender to comply with this Section 2.16(i).
(j)    Notification of Changes. The UK Borrower shall promptly, upon becoming aware that it must make a UK withholding or deduction (or that there is any change in the rate or the basis of such UK withholding or deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall notify the Administrative Agent promptly on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender it shall notify the UK Borrower.
(k)    Value Added Tax.

(i)    All amounts set out or expressed in a Loan Document to be payable by any party to any Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, if VAT is or becomes chargeable on any supply made by any Lender to any party under a Loan Document, that party shall pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Lender shall promptly provide an appropriate VAT invoice to such party).
(ii)    Where a Loan Document requires any party to reimburse or indemnify a Lender for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(iii)    Any reference in this Section 2.16(k) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the United Kingdom Value Added Tax Act 1994).
(iv)    In relation to any supply made by a Lender or the Administrative Agent to any party under any Loan Document, if reasonably requested by such Lender or Administrative Agent, that party shall promptly provide such Lender or Administrative Agent with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s or Administrative Agent’s VAT reporting requirements in relation to such supply.
(l)    [Reserved].
(m)    [Reserved].
(n)    Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
SECTION 2.17    Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, or fees, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) without condition or deduction for any counterclaim, defense, recoupment or setoff prior to 2:00 p.m., New York City time. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Office in Dollars and in immediately available funds, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably based on the amount thereof among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably based on the amount thereof among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant in accordance with Section 9.04. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06, 2.17 or 9.03, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. The obligations of the Lenders hereunder to make Loans and to make payments are several and not joint. The failure of any Lender to make any Loan or to make any payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payments.
SECTION 2.18    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.14, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment. Any Lender claiming reimbursement of such costs and expenses shall deliver to the Company a certificate setting forth such costs and expenses in reasonable detail which shall be conclusive absent manifest error.
(b)    If (1) any Lender requests compensation under Section 2.14, (2) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (3) any Lender is a Defaulting Lender, (4) any Lender fails to grant a consent in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 9.02 for which the consent of each Lender or each affected Lender is required but the consent of the Required Lenders is obtained, (5) if any Lender is prohibited under applicable Law from making or maintaining, or is not licensed to make or maintain, the Term Loan or other applicable extensions of credit to New Mylan (provided that New Mylan is incorporated in a Permitted Jurisdiction) in accordance with this Agreement or does not consent to any request by the Company to include additional jurisdiction (of incorporation, tax residence or otherwise) as a “Permitted Jurisdiction” that is consented to by the Required Lenders or (6) if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, but excluding the consents required by, Section 9.04), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)    the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 9.04 (unless otherwise agreed by the Administrative Agent);
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.15) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and
(iv)    in the case of an assignment resulting from an event described in clause (4) above, (A) the applicable assignee shall have consented to the applicable amendment, waiver or consent and (B) after giving effect to such assignment (and any other assignments made in connection therewith), each Lender shall have consented to the applicable amendment, waiver or consent;
(v)    in the case of an assignment resulting from a circumstance described in clause (5) above, (A) the applicable assignee shall be permitted under Law and licensed to make and maintain the Term Loan to New Mylan in accordance with the terms of this Agreement and (B) after giving effect to such assignment (and to any other assignments made in connection therewith), each Lender shall be permitted under applicable Law and licensed to make and maintain the Term Loan under this Agreement; and
(vi)    such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
SECTION 2.19    [Intentionally Omitted].
SECTION 2.20    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrowers in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.17, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.
SECTION 2.21    Designated Borrower.
(a)    Substantially concurrently with (or at any time after) the effectiveness of the Specified Acquisition Transaction (but solely to the extent New Mylan is not a Successor Borrower hereunder), Mylan may (upon not less than 15 Business Days’ prior written notice to the Administrative Agent and the Lenders (or such shorter time as the Administrative Agent may agree)), subject to the provisions of this Section 2.21(a), designate New Mylan as a Borrower hereunder to receive Loans and make Borrowings hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit F (the “Designated Borrower Request and Assumption Agreement”). The Administrative Agent and each Lender agree that New Mylan may become a “Designated Borrower” pursuant hereto without any requirement of further consent from the Lenders or the Administrative Agent, provided that (i) New Mylan is organized under the laws of a Permitted Jurisdiction, (ii) New Mylan takes all such actions and executes and delivers to the Administrative Agent (A) a joinder to this Agreement in the form of Exhibit H, (B) all documents and other information reasonably requested by the Lenders in order to allow the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the Act, (C) customary legal opinions substantially similar to those delivered pursuant to Section 4.01(b) (with such changes as may be appropriate to reflect local law concerns), (D) customary closing documents substantially similar to those delivered pursuant to Section 4.01(c) and (E) other documentation required under applicable Laws or this Section 2.21(a) or that may be reasonably required by the Administrative Agent, (iii) each Lender, at the time of such designation, shall be permitted under applicable Laws and shall be licensed to maintain the Term Loan at New Mylan in accordance with the terms of this Agreement and the other Loan Documents, or, if any such Lender is not so permitted, such Lender may be replaced pursuant to Section 2.18, and (iv) New Mylan shall have all governmental approvals and authorizations necessary to act, and perform its obligations, as a Borrower in connection with this Agreement and the Loan Documents. Subject to satisfaction of the requirements set forth above, the Administrative Agent shall send a notice in substantially the form of Exhibit G (the “Designated Borrower Notice”) to Mylan and the Lenders specifying the effective date upon which New Mylan shall constitute a designated borrower for purposes hereof (New Mylan, upon the satisfaction of such conditions, the “Designated Borrower”), whereupon each of the Lenders agrees that the Designated Borrower shall be a Borrower for all purposes of this Agreement.
SECTION 2.22    [Intentionally Omitted].

SECTION 2.23    Successor Borrower. Substantially concurrently with (or at any time after) the effectiveness of the Specified Acquisition Transaction, the Company may (upon not less than 15 Business Days’ prior written notice to the Administrative Agent and the Lenders (or such shorter time as the Administrative Agent may agree)), subject to the provisions of this Section 2.23, designate New Mylan as a successor Borrower (the “Successor Borrower”) and effective as of the date hereof, the Administrative Agent and each Lender agree that New Mylan may become a “Successor Borrower” pursuant hereto without any requirement of further consent from the Lenders or the Administrative Agent, provided that (i) New Mylan expressly assumes all the obligations of the Company under this Agreement and the other Loan Documents to which the Company is then party pursuant to a document set forth under clause (A) below, (ii) New Mylan is organized under the laws of a Permitted Jurisdiction, (iii) New Mylan takes all such actions and executes and delivers to the Administrative Agent (A) a joinder to this Agreement in the form of Exhibit H and with respect to any promissory note, a new promissory note substantially in the form of such existing promissory note, (B) all documents and other information reasonably requested by the Lenders in order to allow the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the Act, (C) customary legal opinions substantially similar to those delivered pursuant to Section 4.01(b) (with such changes as may be appropriate to reflect local law concerns), (D) customary closing documents substantially similar to those delivered pursuant to Section 4.01(c) and (E) other documentation required under applicable Laws, (iv) each Lender, at the time of such designation, shall be permitted under applicable Laws and shall be licensed to maintain the Term Loan at New Mylan in accordance with the terms of this Agreement and the other Loan Documents, or, if any such Lender is not so permitted, such Lender may be replaced pursuant to the provisions of Section 2.18(b), (v) New Mylan shall have all governmental approvals and authorizations necessary to act, and perform its obligations, as a Borrower in connection with this Agreement and the Loan Documents, (vi) no Event of Default exists or would result from the designation thereof and (vii) each Guarantor shall have confirmed that its Guarantee shall apply to New Mylan’s obligations under the Loan Documents, provided, further, that if the foregoing are satisfied, (x) the Successor Borrower will succeed to, and be substituted for, the Company as the Borrower under this Agreement and (y) the Company shall be released from its obligations as a “Borrower”, but shall concurrently guarantee the Obligations in favor of the Administrative Agent and the Lenders in accordance with the provisions of Section 5.09 of this Agreement.
ARTICLE III
Representations and Warranties
To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Term Loan, the Company represents and warrants to the Lenders on the Closing Date that:
SECTION 3.01    Organization; Powers; Subsidiaries. The Company and its Material Subsidiaries are duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, have all requisite power and authority to carry on their respective business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, are qualified to do business in, and are in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required. Schedule 3.01 hereto identifies each Subsidiary of the Company on or as of a date no earlier than five Business Days prior to the Closing Date. All of the outstanding shares of capital stock and other equity interests on the Closing Date, to the extent owned by Mylan or any Subsidiary, of each Material Subsidiary are validly issued and outstanding and fully paid and nonassessable (if applicable) and all such shares and other equity interests are owned, beneficially and of record, by Mylan or such other Subsidiary on the Closing Date free and clear of all Liens, other than Liens permitted under Section 6.02; provided that any untruth, misstatement or inaccuracy of the foregoing representation in this sentence shall only be deemed a breach of such representation to the extent such untruth, misstatement or inaccuracy is material to the interests of the Lenders. As of the Closing Date, there are no outstanding commitments or other obligations of Mylan or any Subsidiary to issue, and no options, warrants or other rights of any Person other than Mylan or any Subsidiary to acquire, any shares of any class of capital stock or other equity interests of any Material Subsidiary, except as disclosed on Schedule 3.01.
SECTION 3.02    Authorization; Enforceability. The Transactions are within each Loan Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. The Loan Documents have been duly executed and delivered by each Loan Party party thereto and constitute a legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (A) the approvals, consents, registrations, actions and filings which have been duly obtained, taken, given or made and are in full force and effect and (B) those approvals, consents, registrations or other actions or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, (b) will not violate (i) any applicable law or regulation or order of any Governmental Authority or (ii) the charter, by-laws or other organizational documents of any Loan Party, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any material asset of any Loan Party (other than pursuant to the Loan Documents and Liens permitted by Section 6.02); except with respect to any violation or default referred to in clause (b)(i) or (c) above, to the extent that such violation or default could not reasonably be expected to have a Material Adverse Effect.
SECTION 3.04    Financial Statements; Financial Condition; No Material Adverse Change.
(a)    Mylan has heretofore furnished to the Lenders (i) the consolidated balance sheet and statements of earnings, stockholders equity and cash flows of Mylan (x) for each of the three fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013 reported on by Deloitte & Touche LLP, independent public accountants, and (y) as of, and for the fiscal quarter ended, September 30, 2014, certified by its chief financial officer which financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Mylan as of such dates and for such periods in accordance with GAAP.
(b)    Since December 31, 2013, there has been no material adverse change in the business, assets, properties or financial condition of the Company and its Subsidiaries, taken as a whole.
SECTION 3.05    Properties.
(a)    Each Loan Party has good and marketable title to, or valid leasehold interests in, all its material real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or interest could not reasonably be expected to have a Material Adverse Effect.
(b)    The Company and its Subsidiaries own, or are licensed or possesses the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the operation of the business of the Company and its Subsidiaries, taken as a whole, and, to the knowledge of the Company, the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06    Litigation and Environmental Matters.
(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters). There are no labor controversies pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(b)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
SECTION 3.07    Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all agreements and other instruments (excluding agreements governing Indebtedness) binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.08    Investment Company Status. Neither the Company nor any other Loan Party is required to register as an “investment company” as defined in the Investment Company Act of 1940.
SECTION 3.09    Taxes. Each of the Company and its Subsidiaries has filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes (including any Taxes in the capacity of a withholding agent) required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books reserves to the extent required by GAAP or (b) to the extent that the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
SECTION 3.10    Solvency. On the Closing Date after giving effect to the Transactions, the Company and its Subsidiaries, on a consolidated basis, are Solvent.
SECTION 3.11    [Reserved].
SECTION 3.12    Disclosure. None of the reports, financial statements, certificates or other written information (excluding any financial projections or pro forma financial information and information of a general economic or general industry nature) furnished by or on behalf of the Company to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole and when taken together with the Company’s SEC filings at such time, contains as of the date such statement, information, document or certificate was so furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The projections and pro forma financial information contained in the materials referenced above have been prepared in good faith based upon assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Lenders that such financial information is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
SECTION 3.13    Federal Reserve Regulations. No part of the proceeds of the Term Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
SECTION 3.14    PATRIOT Act. Each of the Loan Parties and each of their respective Subsidiaries are in compliance, in all material respects, with the Act. No part of the proceeds of the Term Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
SECTION 3.15    OFAC.
(a)    Neither the Company, nor any Subsidiary is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC (an “OFAC Listed Person”) or a Person sanctioned by the United States of America pursuant to any of the regulations administered or enforced by OFAC (31 C.F.R., Subtitle B, Chapter V, as amended); or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person, or (y) the government of a country the subject of comprehensive U.S. economic sanctions administered by OFAC (collectively, “OFAC Countries”).
(b)    The Company represents and covenants that neither the Term Loan, nor the proceeds from the Term Loan, will be used, to lend, contribute, provide or has otherwise been made or will otherwise be made available for the purpose of funding any activity or business in any OFAC Countries or for the purpose of funding any prohibited activity or business of any Person located, organized or residing in any OFAC Country or who is an OFAC Listed Person, absent valid and effective license and permits issued by the government of the United States or otherwise in accordance with applicable Laws, or in any other manner that will result in any violation by any Lender, the Arrangers or the Administrative Agent of the sanctions administered or enforced by OFAC (31 C.F.R., Subtitle B, Chapter V, as amended).
SECTION 3.16    Representations as to Foreign Obligors. Each of the Company and each Foreign Obligor represents and warrants to the Administrative Agent and the Lenders that:
(a)    Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.
(b)    The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.
(c)    [Reserved].
(d)    The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).
ARTICLE IV
Conditions
SECTION 4.01    Closing Date Borrowing. The obligations of the Lenders to make the Term Loan on the Closing Date are subject to each of the following conditions being satisfied on or prior to the Closing Date:
(a)    The Administrative Agent (or its counsel) shall have received from (i) each party thereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission in accordance with Section 9.01) that such party has signed a counterpart of this Agreement;
(b)    The Administrative Agent shall have received the executed legal opinions of Cravath, Swaine & Moore LLP, special New York counsel to Mylan, in form reasonably satisfactory to the Administrative Agent, and Bradley L. Wideman, Esq., Associate General Counsel Securities to Mylan, in a form reasonably satisfactory to the Administrative Agent. Mylan hereby requests such counsel to deliver such opinion;
(c)    The Administrative Agent shall have received such customary closing documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of Mylan, the authorization of the Transactions and any other legal matters relating to Mylan, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel;
(d)    The Administrative Agent shall have received evidence reasonably satisfactory to it that substantially concurrently with the making of the Term Loan hereunder, all Indebtedness under the Existing Credit Agreement and all other amounts payable hereunder have been paid in full and all commitments to extend credit thereunder shall have terminated;

(e)    The Administrative Agent shall have received a certificate attesting to the Solvency of Mylan and its Subsidiaries (taken as a whole) on the Closing Date after giving effect to the Transactions, from a Financial Officer of Mylan;
(f)    The Lenders shall have received on or prior to the Closing Date all documentation and other information reasonably requested in writing by them at least two business days prior to the Closing Date in order to allow the Lenders to comply with the Act;
(g)    The Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by Mylan hereunder;
(h)    The Administrative Agent shall have received Notes executed by Mylan in favor of each Lender requesting Notes at least three Business Days prior to the Closing Date; and
(i)    The Administrative Agent shall have received a certificate signed by a Responsible Officer of Mylan certifying (A) that the representations and warranties of the Company set forth in this Agreement and the other Loan Documents are be true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on the Closing Date, both before and after giving effect to the funding of the Term Loan on the Closing Date, (B) that no Default or Event of Default shall have occurred or would occur and be continuing, both before and after giving effect to the funding of the Term Loan on the Closing Date and (C) that there has been no event or circumstance since the date of the audited financial statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.
Without limiting the generality of the provisions of the last sentence of clause (c) of Article VIII, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
ARTICLE V
Affirmative Covenants
From the Closing Date until the principal of and interest on the Term Loan and all fees payable hereunder shall have been paid in full, the Company covenants and agrees with the Lenders that:
SECTION 5.01    Financial Statements and Other Information. The Company will furnish to the Administrative Agent (who shall promptly furnish a copy to each Lender):
(a)    as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company, commencing with the fiscal year ending December 31, 2014,

the audited consolidated balance sheet of the Company and its Consolidated Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;
(b)    as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, commencing with the fiscal quarter ending March 30, 2015, the unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial position and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate substantially in the form of Exhibit D executed by a Financial Officer of the Company (x) certifying as to whether, to the knowledge of such Financial Officer after reasonable inquiry, a Default has occurred and is continuing and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto; and (y) setting forth reasonably detailed calculations demonstrating compliance with Section 6.07;
(d)    [Reserved].
(e)    promptly after the same become publicly available, copies of all annual, quarterly and current reports and proxy statements filed by the Company or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC; and
(f)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.
Financial statements and other information required to be delivered pursuant to Sections 5.01(a), 5.01(b) and 5.01(e) shall be deemed to have been delivered if such statements and information shall have been posted by the Company on its website or shall have been posted on IntraLinks or similar site to which all of the Lenders have been granted access or are publicly available on the SEC’s website pursuant to the EDGAR system.

The Company acknowledges that (a) the Administrative Agent will make available information to the Lenders by posting such information on DebtDomain, IntraLinks, Syndtrak, ClearPar, or similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company, its Subsidiaries or their securities) (each, a “Public Lender”). The Company agrees to identify that portion of the information to be provided to Public Lenders hereunder as “PUBLIC” and that such information will not contain material non-public information relating to the Company or its Subsidiaries (or any of their securities).
SECTION 5.02    Notices of Material Events. The Company will furnish to the Administrative Agent (for prompt notification to each Lender) prompt (but in any event within five (5) Business Days) written notice after any Financial Officer of the Company obtains knowledge of the following:
(a)    the occurrence of any continuing Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect; and
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03    Existence; Conduct of Business. The Company will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence, and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of the preceding clause (ii), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction that is not otherwise prohibited under Section 6.03.
SECTION 5.04    Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations (other than Indebtedness), including Tax liabilities, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Company or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to make payment could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.
SECTION 5.05    Maintenance of Properties; Insurance. The Company will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies or through self-insurance, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 5.06    Inspection Rights. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or, during the continuance of an Event of Default, any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its senior officers and use commercially reasonable efforts to make its independent accountants available to discuss the affairs, finances and condition of the Company, all at such reasonable times and as often as reasonably requested and in all cases subject to applicable Law and the terms of applicable confidentiality agreements and to the extent the Company reasonably determines that such inspection, examination or discussion will not violate or result in the waiver of any attorney-client privilege ; provided that (i) the Lenders will conduct such requests for visits and inspections through the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, such visits and inspections can occur no more frequently than once per year. The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent accountants.
SECTION 5.07    Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including Environmental Laws), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.08    Use of Proceeds. The proceeds of the Term Loans will be used to finance the working capital needs, and for general corporate purposes (including refinancing of existing Indebtedness, acquisitions and other investments), of the Company and its Subsidiaries. No part of the proceeds of the Term Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
SECTION 5.09    Guarantees.
(a)    Prior to the consummation of the Specified Acquisition Transaction, in the event that any Domestic Subsidiary of Mylan incurs (as co-borrower or co-issuer with Mylan) or guarantees any Indebtedness of Mylan owed to a Person other than a Subsidiary in excess of an aggregate principal amount of $350,000,000 for all such Indebtedness of such Subsidiary, then Mylan shall cause each such Subsidiary to Guarantee the Obligations in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders; provided, however, that, in the event that the Administrative Agent receives evidence reasonably satisfactory to it that any such Guarantor has been released from such obligations of Mylan in excess of an aggregate principal amount of $350,000,000 for all such Indebtedness of such Subsidiary, then at the request of the Company, such Guarantor shall be released from the

Guarantee Agreement (and for the avoidance of doubt, such release shall not require the approval of the Lenders) so long as at the time of and after giving effect to such release, all of such Subsidiary’s then outstanding Indebtedness would then be permitted to be incurred at such time under Section 6.01 (treating, for this purpose, all Indebtedness of such Subsidiary as being incurred at the time of such release).
(b)    Following the consummation of the Specified Acquisition Transaction:
(i)    solely to the extent New Mylan is not designated as either (x) a Designated Borrower pursuant to Section 2.21 or (y) a Successor Borrower, New Mylan shall substantially concurrently with the consummation of the Specified Acquisition Transaction, Guarantee the Obligations in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders and shall deliver to the Administrative Agent (A) a joinder to this Agreement in the form attached as Exhibit I, (B) all documents and other information reasonably requested by the Lenders in order to allow the Lenders to comply with the Act, (C) customary legal opinions substantially similar to those delivered pursuant to Section 4.01(b) (with such changes as may be appropriate to reflect local law concerns), (D) customary closing documents substantially similar to those delivered pursuant to Section 4.01(c) and (E) other documentation required under applicable Laws; and
(ii)    in the event that any Subsidiary of New Mylan incurs (as co-borrower or co-issuer with Mylan or New Mylan, as applicable) or guarantees any Indebtedness of Mylan or New Mylan, as applicable, owed to a Person other than Mylan, New Mylan or any Subsidiary, in excess of an aggregate principal amount of $350,000,000 for all such Indebtedness of such Subsidiary with respect to Mylan or New Mylan, then New Mylan shall cause each such Subsidiary to Guarantee the Obligations in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders and shall cause each such Subsidiary to deliver to the Administrative Agent (A) a joinder to this Agreement in the form attached as Exhibit I, (B) all documents and other information reasonably requested by the Lenders in order to allow the Lenders to comply with the Act, (C) customary legal opinions substantially similar to those delivered pursuant to Section 4.01(b) (with such changes as may be appropriate to reflect local law concerns), (D) customary closing documents substantially similar to those delivered pursuant to Section 4.01(c) and (E) other documentation required under applicable Laws; provided that, in the event that (i) Mylan and New Mylan are not each a Borrower under this Agreement (either Mylan or New Mylan, as applicable, that is not then a Borrower, the “Non-Borrower Party”) and (ii) the applicable Indebtedness guaranteed by such Subsidiary is only of the Non-Borrower Party, such Subsidiary shall not be required to guarantee the Obligations if New Mylan reasonably determines that such Guarantee is prohibited by, or would be unduly burdensome under, applicable Laws or would result in an adverse tax consequence to New Mylan or any of its Subsidiaries (it being understood that any such guarantee of Indebtedness by such Subsidiary shall be subject to the provisions of Section 6.01 of this Agreement), provided further that, in the event that the Administrative Agent receives evidence reasonably satisfactory to it that any such Guarantor has been released from such obligations in excess of an aggregate principal amount of $350,000,000 for all such Indebtedness of such Subsidiary, then at the request of the Company, such Guarantor shall be released from the Guarantee Agreement (and for the avoidance of doubt, such release shall not require the approval of the Lenders) so long as at the time of and after giving effect to such release, all of such Guarantor’s then outstanding Indebtedness would then be permitted to be incurred at such time under Section 6.01 (other than, in the case of Mylan, Section 6.01(p)) (treating, for this purpose, all Indebtedness of such Guarantor as being incurred at the time of such release).
(c)    Subject to the release provisions in Section 5.09(b)(ii), concurrently with the release of Mylan from its obligations as a “Borrower” under this Agreement pursuant to Section 2.23, Mylan shall Guarantee the Obligations in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders and shall constitute a “Guarantor” for all purposes under this Agreement and shall deliver an affirmation agreement and such other documentation in connection with such Guarantee as may be otherwise required under applicable Laws.
(d)    The Company acknowledges and agrees that (i) subject to the release provided in Section 5.09(c), Mylan will, at all times, be a Loan Party under this Agreement and (ii) following the consummation of the Specified Acquisition Transaction, New Mylan will at all times be a Loan Party under this Agreement.
ARTICLE VI
Negative Covenants
From the Closing Date until the principal of and interest on the Term Loan and all fees payable hereunder have been paid in full, the Company covenants and agrees with the Lenders that:
SECTION 6.01    Indebtedness. The Company will not permit any Subsidiary that is not a Loan Party to create, incur, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness created under the Loan Documents;
(b)    Indebtedness existing on the Closing Date and set forth in Schedule 6.01 or that could be incurred on the Closing Date pursuant to commitments set forth in Schedule 6.01 and Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (b);
(c)    (i) Indebtedness of any Subsidiary that is not a Loan Party owing to (x) a Loan Party or (y) any other Subsidiary; and (ii) Guarantees of Indebtedness of any other Subsidiary that is not a Loan Party by any other Subsidiary, to the extent such Indebtedness is otherwise permitted under this Agreement;
(d)    (i) Indebtedness incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (A) such Indebtedness is incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair, replacement or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed the greater of (x) $150,000,000 and (y) 1.05% of Consolidated Total Assets, determined as of the last day of the most recent fiscal quarter prior to the date such Indebtedness is incurred for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and (ii) any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by clause (i) of this clause (d);
(e)    Indebtedness in respect of letters of credit (including trade letters of credit), bank guarantees or similar instruments issued or incurred in the ordinary course of business, including in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers, workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;
(f)    Indebtedness incurred pursuant to Permitted Receivables Facilities; provided that the Attributable Receivables Indebtedness thereunder shall not exceed at any time outstanding (x) $600,000,000, in the case of all Domestic Subsidiaries and (y) $250,000,000, in the case of all other Subsidiaries;
(g)    Indebtedness under Swap Agreements entered into in the ordinary course of business and not for speculative purposes;
(h)    Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations issued or incurred in the ordinary course of business, including guarantees or obligations of any Subsidiary with respect to letters of credit, bank guarantees or similar instruments supporting such obligation, in each case, not in connection with Indebtedness for money borrowed;
(i)    Indebtedness in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII;
(j)    Indebtedness consisting of bona fide purchase price adjustments, earn-outs, indemnification obligations, obligations under deferred compensation or similar arrangements and similar items incurred in connection with acquisitions and asset sales not prohibited by Section 6.05 or 6.03;
(k)    Indebtedness in respect of letters of credit denominated in currencies other than Dollars in an aggregate amount outstanding not to exceed the greater of the foreign currency equivalent of (x) $125,000,000 and (y) 0.85% of Consolidated Total Assets, determined as of the last day of the most recent fiscal quarter prior to the date such Indebtedness is incurred for which financial statements have been delivered pursuant to Section 5.01(a) or (b);
(l)    Indebtedness in respect of card obligations, netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;
(m)    Indebtedness consisting of (x) the financing of insurance premiums with the providers of such insurance or their affiliates or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(n)    Foreign Jurisdiction Deposits;

(o)    (i) so long as the Borrower is in compliance with Section 6.07 on a Pro Forma Basis as of the last day of the most recently completed Test Period (for which financial statements have been delivered pursuant to Section 5.01(a) or (b)), other Indebtedness in an aggregate amount, when aggregated with the amount of Indebtedness of the Loan Parties secured by Liens pursuant to Section 6.02(r), not to exceed the greater of (x) $900,000,000 and (y) 15% of Consolidated Net Tangible Assets, determined as of the last day of the most recent fiscal quarter prior to the date such Indebtedness is incurred for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and (ii) Permitted Refinancing Indebtedness in respect of Indebtedness permitted by clause (i) of this clause (o);
(p)    (i) Indebtedness of a Person existing at the time such Person becomes a Subsidiary and not created in contemplation thereof; provided that, after giving effect to the acquisition of such Person, on a Pro Forma Basis, the Borrowers would be in compliance with Section 6.07 as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.10(b) and (ii) any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (p);
(q)    Indebtedness supported by a letter of credit under the Revolving Credit Agreement, in a principal amount not to exceed the face amount of such letter of credit;
(r)    Indebtedness in respect of Investments permitted by Section 6.05(q);
(s)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (r) above; and
(t)    any liability arising by operation of Law as a result of the existence of a fiscal unity (fiscale eenheid) for Dutch tax purposes of which any Subsidiary is or has been a member.
SECTION 6.02    Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, except:
(a)    Permitted Encumbrances;
(b)    any Lien on any Property of the Company or any Subsidiary existing on the Closing Date and set forth in Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other Property of the Company or any other Subsidiary other than (A) improvements and after-acquired Property that is affixed or incorporated into the Property covered by such Lien or financed by Indebtedness permitted under Section 6.01, and (B) proceeds and products thereof, and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any Permitted Refinancing Indebtedness in respect thereof;
(c)    any Lien existing on any Property prior to the acquisition thereof by the Company or any Subsidiary or existing on any Property of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary; provided that (i) such

Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other Property of the Company or any other Subsidiary (other than the proceeds or products of the Property covered by such Lien and other than improvements and after-acquired property that is affixed or incorporated into the Property covered by such Lien) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and Permitted Refinancing Indebtedness in respect thereof;
(d)    (i) Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness incurred to fund the acquisition of such assets in an aggregate principal amount not to exceed the greater of $150,000,000 and 1.05% of Consolidated Total Assets (determined as of the last day of the most recent fiscal quarter prior to the date such Indebtedness is incurred for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or any Permitted Refinancing Indebtedness in respect of the foregoing)), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair or replacement or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other Property of the Company or any Subsidiary, except for accessions to such fixed or capital assets covered by such Lien, Property financed by such Indebtedness and the proceeds and products thereof; provided further that individual financings of fixed or capital assets provided by one lender may be cross-collateralized to other financings of fixed or capital assets provided by such lender;
(e)    rights of setoff and similar arrangements and Liens in favor of depository and securities intermediaries to secure obligations owed in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);
(f)    Liens on Receivables and Permitted Receivables Facility Assets securing Indebtedness arising under Permitted Receivables Facilities; provided that a Lien shall be permitted to be incurred pursuant to this clause (f) only if at the time such Lien is incurred the aggregate principal amount of the obligations secured at such time (including such Lien) by Liens outstanding pursuant to this clause (f) would not exceed (x) $600,000,000, in the case of all Domestic Subsidiaries and (y) $250,000,000, in the case of all other Subsidiaries;
(g)    Liens (i) on “earnest money” or similar deposits or other cash advances in connection with acquisitions permitted by Section 6.05 or (ii) consisting of an agreement to dispose of any Property in a disposition permitted under this Agreement including customary rights and restrictions contained in such agreements;
(h)    Liens on cash, cash equivalents or other assets securing Indebtedness permitted by Section 6.01(g);

(i)    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Company or any Subsidiary or (ii) secure any Indebtedness;
(j)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(k)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;
(l)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by a Loan Party or any Subsidiary in the ordinary course of business;
(m)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.05;
(n)    rights of setoff relating to purchase orders and other agreements entered into with customers of the Company or any Subsidiary in the ordinary course of business;
(o)    ground leases in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Company or any Subsidiary;
(p)    Liens on equipment owned by the Company or any Subsidiary and located on the premises of any supplier and used in the ordinary course of business and not securing Indebtedness;
(q)    any restriction or encumbrance with respect to the pledge or transfer of the Equity Interests of a joint venture;
(r)    Liens not otherwise permitted by this Section 6.02, provided that a Lien shall be permitted to be incurred pursuant to this clause (r) only if at the time such Lien is incurred the aggregate principal amount of Indebtedness secured at such time (including such Lien) by Liens outstanding pursuant to this clause (r) (when taken together, without duplication, with the amount of obligations outstanding pursuant to Section 6.01(o)) would not exceed the greater of (x) $900,000,000 and (y) 15% of Consolidated Net Tangible Assets, determined as of the last day of the most recent fiscal quarter prior to the date such Indebtedness is incurred for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or any Permitted Refinancing Indebtedness in respect of the foregoing);
(s)    Liens on any Property of the Company or any Subsidiary in favor of the Company or any other Subsidiary;

(t)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(u)    Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Company and its Subsidiaries in the ordinary course of business;
(v)    Liens, pledges or deposits made in the ordinary course of business to secure liability to insurance carriers;
(w)    Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unpaid insurance premiums under the insurance policy related to such insurance premium financing arrangement;
(x)    Liens on Cash Equivalents deposited as cash collateral on letters of credit as contemplated by the Revolving Credit Agreement;
(y)    Liens on any Property of any Subsidiary that is not a Loan Party securing Indebtedness of such Subsidiary that is otherwise permitted under Section 6.01;
(z)    Liens on equity interests of any Person formed for the purposes of engaging in activities in the renewable energy sector (including refined coal) that qualify for federal tax benefits allocable to the Company and its Subsidiaries in which the Company or any Subsidiary has made an investment and Liens on the rights of the Company and its Subsidiaries under any agreement relating to any such investment; and
(aa)    any Lien including any netting or set-off, arising by operation of Law as a result of the existence of a fiscal unity (fiscale eenheid) for Dutch tax purposes of which any Subsidiary is or has been a member.
SECTION 6.03    Fundamental Changes. No Borrower will merge into or consolidate with or transfer all or substantially all of its assets to any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that,
(a)    if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, any Borrower may be consolidated with or merged into any Person; provided that any Investment in connection therewith is otherwise permitted by Section 6.05; and provided further that, simultaneously with such transaction, (x) the Person formed by such consolidation or into which a Borrower is merged shall expressly assume all obligations of such Borrower under the Loan Documents, (y) the Person formed by such consolidation or into which a Borrower is merged shall be a corporation organized under the laws of either (x) a State in the United States, (y) the jurisdiction of organization of such Borrower or (z) a Permitted Jurisdiction (provided, that, at such time, each Lender shall be permitted under applicable Laws and shall be licensed to maintain the Term Loan at such Person in such Permitted Jurisdiction in accordance with the terms of this Agreement and the other Loan Documents) and shall take all actions as may be required to preserve the enforceability of the

Loan Documents and (z) such Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement comply with this Agreement; and
(b)    subject to the other terms and conditions set forth in the Agreement, Mylan may consummate the Specified Acquisition Transaction.
SECTION 6.04    Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company or any Subsidiary may declare and pay dividends or other distributions with respect to its Equity Interests payable solely in additional shares of its Qualified Equity Interests or options to purchase Qualified Equity Interests; (b) Subsidiaries may declare and make Restricted Payments ratably with respect to their Equity Interests; (c) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for present or former officers, directors, consultants or employees of the Company and its Subsidiaries in an amount not to exceed $20,000,000 in any fiscal year (with any unused amount of such base amount available for use in the next succeeding fiscal year); (d) the Company may make Restricted Payments so long as no Event of Default has occurred and is continuing; (e) repurchases of Equity Interests in any Loan Party or any Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants; (f) the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Qualified Equity Interests of the Company; (g) payments made to exercise, settle or terminate any Permitted Warrant Transaction (A) by delivery of the Company’s common stock, (B) by set-off against the related Permitted Bond Hedge Transaction, or (C) with cash payments in an aggregate amount not to exceed the aggregate amount of any payments received by the Company or any of its Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction, less any cash payments made with respect to any related Permitted Convertible Indebtedness and, in the case of any Permitted Warrant Transaction related to the Cash Convertible Notes, any cash payments made, in each case, to the extent that the aggregate amount of such payments exceeds the stated principal amount of the Cash Convertible Notes; (h) payments made in connection with any Permitted Bond Hedge Transaction; and (i) the Company may make Restricted Payments pursuant to the arrangements set forth in Schedule 6.04.
SECTION 6.05    Investments. The Company will not, and will not allow any of its Subsidiaries to make or hold any Investments, except:
(a)    Investments by the Company or a Subsidiary in cash and Cash Equivalents;
(b)    loans or advances to officers, directors, consultants and employees of the Company and the Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Company, provided that the amount of such loans and advances shall be contributed to the Company in cash as common equity, and (iii) for purposes not described in the foregoing subclauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $10,000,000;
(c)    Investments by the Company or any Subsidiary in the Company or any Subsidiary;
(d)    (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) Investments (including debt obligations and Equity Interests) received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(e)    (i) Investments existing or contemplated on the Closing Date and set forth on Schedule 6.05(e) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the Closing Date by the Company or any Subsidiary in the Company or any other Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.05;
(f)    Investments in Swap Agreements in the ordinary course of business;
(g)    Investments in the ordinary course of business in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties;
(h)    Investments in the ordinary course of business consisting of endorsements for collection or deposit;
(i)    Investments in the ordinary course of business consisting of the licensing or contribution of intellectual property pursuant to development, marketing or manufacturing agreements or arrangements or similar agreements or arrangements with other Persons;
(j)    any Investment; provided that (i) in the case of the Specified Acquisition Transaction (including any Investments held by a Subsidiary acquired in the Specified Acquisition Transaction on the date of such Specified Acquisition Transaction and not made in contemplation of or in connection with the Specified Acquisition Transaction), no Event of Default shall have occurred and be continuing at the time of such Specified Acquisition Transaction, and (ii) with respect to any other Investment, no Event of Default has occurred and is continuing at the time such Investment is made;
(k)    advances of payroll payments, fees or other compensation to officers, directors, consultants or employees, in the ordinary course of business;

(l)    Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of the Company;
(m)    lease, utility and other similar deposits in the ordinary course of business;
(n)    [Reserved]
(o)    customary Investments in connection with Permitted Receivables Facilities;
(p)    Permitted Bond Hedge Transactions which constitute Investments;
(q)    Investments in limited liability companies formed for the purposes of engaging in activities in the renewable energy sector (including refined coal) that qualify for Federal tax benefits allocable to the Company and its Subsidiaries, including capital contributions and purchase price payments in respect thereof, so long as the Company determines in good faith that the amount of such tax benefits is expected to exceed the amount of such Investments; provided that, in the event that all Investments made in reliance on this clause (q) exceeds $125,000,000 in any fiscal year of the Company, the Company shall promptly provide the Administrative Agent with a certificate signed by a Financial Officer setting forth a reasonably detailed calculation of the amount of such Investments made (or to be made) in such fiscal year and the expected tax benefits from such Investments; and
(r)    Investments resulting from the receipt of promissory notes and other non-cash consideration in connection with any disposition not prohibited under this Agreement or Restricted Payments permitted by Section 6.04, so long as no Event of Default has occurred and is continuing at the time of such agreement relating to such disposition or Restricted Payment.
SECTION 6.06    Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions substantially as favorable to the Company or such Subsidiary (in the good faith determination of the Company) as could reasonably be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its Subsidiaries and any entity that becomes a Subsidiary as a result of such transaction not involving any other Affiliate, (c) the payment of customary compensation and benefits and reimbursements of out-of-pocket costs to, and the provision of indemnity on behalf of, directors, officers, consultants, employees and members of the Boards of Directors of the Company or such Subsidiary, (d) loans and advances to officers, directors, consultants and employees in the ordinary course of business, (e) Restricted Payments and other payments permitted under Section 6.04, (f) employment, incentive, benefit, consulting and severance arrangements entered into (i) in the ordinary course of business or (ii) set forth in Schedule 6.06, in each case, with officers, directors, consultants and employees of the Company or its Subsidiaries, (g) the transactions pursuant to the agreements set forth in Schedule 6.06 or any amendment thereto to the extent such an amendment, taken as a whole, is not adverse to the Lenders in any material respect (as determined in good faith by the Company), (h) the payment of fees and expenses related to the Transactions, (i) the issuance of Qualified Equity Interests of the Company and the granting of registration or other customary rights in connection therewith, (j) the existence of, and the performance by the Company or any Subsidiary of its obligations under the terms of, any limited liability company agreement, limited partnership or other organizational document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and which is set forth on Schedule 6.06, and similar agreements that it may enter into thereafter, provided that the existence of, or the performance by the Company or any Subsidiary of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Closing Date shall only be permitted by this Section 6.06(j) to the extent not more adverse to the interest of the Lenders in any material respect when taken as a whole (in the good faith determination of the Company) than any of such documents and agreements as in effect on the Closing Date, (k) consulting services to joint ventures in the ordinary course of business and any other transactions between or among the Company, its Subsidiaries and joint ventures in the ordinary course of business, (l) transactions with landlords, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and not otherwise prohibited by this Agreement, (m) transactions effected as a part of a Qualified Receivables Transaction, (n) the provision of services to directors or officers of the Company or any of its Subsidiaries of the nature provided by the Company or any of its Subsidiaries to customers in the ordinary course of business and (o) transactions approved by the Audit Committee of the Board of Directors of the Company in accordance with the Company’s policy regarding related party transactions in effect from time to time.
SECTION 6.07    Financial Covenant. The Company will not permit the Consolidated Leverage Ratio as of any March 31, June 30, September 30 or December 31 occurring after the Closing Date to exceed 3.75 to 1.00; provided that in lieu of the foregoing, for any such date occurring after a Qualified Acquisition, on or prior to the last day of the third full fiscal quarter of the Company after the consummation of such Qualified Acquisition, the Company will not permit the Consolidated Leverage Ratio as of such date to exceed 4.25 to 1.00.
SECTION 6.08    Lines of Business. The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business substantially different from the businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related, ancillary or complementary thereto and reasonable extensions thereof.
ARTICLE VII
Events of Default
If any of the following events (each an “Event of Default”) shall occur and be continuing:
(a)    any Borrower shall fail to pay any principal of the Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    any Borrower shall fail to pay any interest on the Term Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document required to be delivered in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    the Company shall fail to observe or perform any covenant, condition or agreement contained in Article VI;
(e)    any Loan Party, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower;
(f)    (i) any Loan Party or any Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than any Swap Agreement), when and as the same shall become due and payable, or if a grace period shall be applicable to such payment under the agreement or instrument under which such Indebtedness was created, beyond such applicable grace period; or (ii) the occurrence under any Swap Agreement of an “early termination date” (or equivalent event) of such Swap Agreement resulting from any event of default or “termination event” under such Swap Agreement as to which any Loan Party or any Material Subsidiary is the “defaulting party” or “affected party” (or equivalent term) and, in either event, the termination value with respect to any such Swap Agreement owed by any Loan Party or any Material Subsidiary as a result thereof is greater than $200,000,000 and any Loan Party or any Material Subsidiary fails to pay such termination value when due after applicable grace periods.
(g)    the Company or any Subsidiary shall default in the performance of any obligation in respect of any Material Indebtedness or any “change of control” (or equivalent term) shall occur with respect to any Material Indebtedness, in each case, that results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but after giving effect to any applicable grace period) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than solely in Qualified Equity Interests); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or as a result of a casualty event affecting such property or assets;

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    any Loan Party or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;
(j)    any Loan Party or any Material Subsidiary shall become generally unable, admit in writing its inability generally or fail generally to pay its debts as they become due;
(k)    one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of $200,000,000 (to the extent due and payable and not covered by insurance as to which the relevant insurance company has not denied coverage) shall be rendered against any Loan Party, any Material Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of thirty (30) consecutive days during which execution shall not be paid, bonded or effectively stayed;
(l)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect or in the imposition of a Lien or security interest on any assets of the Borrower or any Subsidiary under Sections 401(a)(29) or 430(k) of the Code or under Section 4068 of ERISA;
(m)    a Change in Control shall occur;
(n)    at any time any material provision of any Guarantee Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations or pursuant to the provisions of Section 5.09, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Guarantee Agreement; or any Loan Party denies in writing that it has any further liability or obligations under any Guarantee Agreement (other than as a result of repayment in full of the Obligations and termination of the Commitments or pursuant to the proviso set forth in Section

5.09), or purports in writing to revoke or rescind any Guarantee Agreement, in each case with respect to a material provision of any such Guarantee Agreement, then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, declare the Term Loan then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loan declared to be due and payable, together with accrued interest thereon and all fees and other obligations of each Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to each Borrower described in clause (h) or (i) of this Article, the principal of the Term Loan then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.
ARTICLE VIII
The Administrative Agent
(a)    Each of the Lenders hereby irrevocably appoints Bank of America as its agent and authorizes Bank of America to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
(c)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or by the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided herein) or in the absence of its own bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(d)    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of the Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
(e)    The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more subagents appointed by the Administrative Agent. The Administrative Agent and any such subagent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
(f)    (i)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company and (unless an Event of Default under clause (a), (b), (h) or (i) of Article VII shall have occurred and be continuing) with the consent of the Company (which consent of the Company shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(ii)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Company and such Person remove such Person as Administrative Agent, and the Company in consultation with the Lenders shall, unless an Event of Default shall have occurred and be continuing, in which case the Required Lenders in consultation with the Company shall, appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that, without the consent of the Company (not to be unreasonably withheld), the Required Lenders shall not be permitted to select a successor that is not a U.S. financial institution described in Treasury Regulation Section 1.1441-1(b)(2)(ii) or a U.S. branch of a foreign bank described in Treasury Regulation Section 1.1441-1(b)(2)(iv)(A). If no such successor shall have been so appointed and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(iii)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, of the appointment of a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Loan Parties to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(g)    Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(h)    [Reserved].
(i)    The Lenders irrevocably agree that any Guarantor shall be automatically released from its obligations under the applicable Guarantee if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders (or such greater number of Lenders as may be required by Section 9.02) will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the applicable Guarantee pursuant to this paragraph (i). The Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under the applicable Guarantee.

(j)    Anything herein to the contrary notwithstanding, the Arrangers listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
ARTICLE IX
Miscellaneous
SECTION 9.01    Notices.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to any Loan Party or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and
(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE INFORMATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of such Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of the Company (with respect to the notice address for the Loan Parties), and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Loan Party or any of their securities for purposes of United States Federal or state securities laws.

(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Loan Party shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Loan Party unless due to such Person’s gross negligence or willful misconduct. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
SECTION 9.02    Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.
(b)    Except as otherwise set forth in this Agreement or any other Loan Document (with respect to such Loan Document), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided, that no such agreement shall (i) increase the Commitment of any Lender without the written consent of each Lender directly affected thereby, it being understood that the waiver of any Default shall not constitute an increase of any Commitment of any Lender, (ii) reduce the principal amount of the Term Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of “Consolidated Leverage Ratio” or in the component definitions thereof shall not constitute a reduction in the rate; provided that only the consent of the Required Lenders shall be necessary to amend Section 2.12(c) or to waive any obligation of the Borrowers to pay interest at the rate set forth therein, (iii) postpone the scheduled date of payment of the principal amount of the Term Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly affected thereby, (v) change any of the provisions of this Section, the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of

Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender or (vi) release all or substantially all of the Guarantors from their obligations under any Guarantee Agreement (other than pursuant to the proviso set forth in Section 5.09(a)), without the consent of each Lender; provided further that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent, and (2) the Administrative Agent and the Company may, with the consent of the other but without the consent of any other Person, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical or technical error, defect or inconsistency. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder which does not require the consent of each affected Lender (it being understood that Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of less than all affected Lenders).
SECTION 9.03    Expenses; Indemnity; Damage Waiver.
(a)    Each Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, including the reasonable and documented fees, charges and disbursements of a single counsel for the Arrangers and the Administrative Agent (and, if necessary, one local counsel in each applicable jurisdiction and regulatory counsel), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable and documented fees, charges and disbursements of a single counsel (and, if necessary, one local counsel in each applicable jurisdiction, regulatory counsel and one additional counsel for each party in the event of a conflict of interest), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Term Loan made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loan.
(b)    Each Borrower shall indemnify the Administrative Agent, the Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses, including the reasonable and documented fees, charges and disbursements of a single counsel for the Indemnitees (and, if necessary, one local counsel in each applicable jurisdiction and one additional counsel for each Indemnitee in the event of a conflict of interest), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) the Term Loan or the use of the proceeds therefrom, (iii) to the extent relating to or arising from any of the foregoing, any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether brought by a Borrower, its equityholders or any third party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its officers, directors, employees, Affiliates or controlling Persons (such persons, the “Related Indemnitee Parties”), (B) the material breach of this Agreement or any other Loan Document by such Indemnitee or any of its Related Indemnitee Parties or (C) any dispute solely among Indemnitees (other than any dispute involving claims against the Administrative Agent and any Arranger, in each case in its capacity as such) and not arising out of any act or omission of the Borrowers or any of their Affiliates. In addition, such indemnity shall not, as to any Indemnitee, be available with respect to any settlements effected without the Company’s prior written consent.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
(d)    To the extent permitted by applicable Laws, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto and any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, the Term Loan or the use of the proceeds thereof; provided, that this clause (d) shall in no way limit each Borrower’s indemnification obligations set forth in this Section 9.03. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent that such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(e)    All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor; provided, however, that an Indemnitee shall promptly refund any amount received under this Section 9.03 to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.03.

SECTION 9.04    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the principal outstanding balance of the Term Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed) and, once New Mylan has become a Designated Borrower or Successor Borrower, provided that (x) until the interpretation of the term “public” (as referred to in Article 4.1(1) of the Capital Requirements Regulation (EU 575/2013)) has been published by the competent authority, the value of the rights assigned or transferred is at least €100,000 (or its equivalent in another currency) or (y) as soon as the interpretation of the term “public” has been published by the competent authority, the Lender is not considered to be part of the public on the basis of such interpretation.

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the portion of the Term Loan being assigned;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless either (x) an Event of Default pursuant to clause (a), (b), (h) or (i) of Article VII has occurred and is continuing at the time of such assignment or (y) the assignment is to a Lender or its Affiliate; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Term Loan.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, confirm its status pursuant to Section 2.16(i) and, if applicable, deliver its scheme reference number and its jurisdiction of tax residence pursuant to Section 2.16(h)(ii).
(v)    No Assignment to Loan Parties. No such assignment shall be made to any Loan Party or any Loan Party’s Affiliates or Subsidiaries.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of the Term Loan in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office in the United States a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) and interest thereon of the Term Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or any Borrower or any of a Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Term Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.03(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 9.02(b)(i) that affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Sections 2.17 and 2.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest thereon of each participant’s interest in the Term Loan or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or results from a Change in Law after the sale of such participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16 as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05    Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any

Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the borrowing of the Term Loan on the Closing Date, and shall continue in full force and effect as long as the Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loan, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
SECTION 9.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or pdf shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08    Right of Setoff.
(a)    If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any of and all the Obligations of such Borrower or such other Loan Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
(b)    To the extent that any payment by or on behalf of any Borrower or any other Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Agreement shall be construed in accordance with and governed by the law of the State of New York (without regard to the conflict of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby).
(b)    Each Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way related to this Agreement in any forum other than the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The foregoing shall not affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each of New Mylan and each Guarantor hereby appoints Mylan as its agent for service of process with respect to any matters relating to this Agreement or any other Loan Document. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, that to the extent practicable and permitted by law, the Company has been notified prior to such disclosure so that the Company may seek, at the Company’s sole expense, a protective order or other appropriate remedy), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Loan Party and its obligations, (g) with the consent of any Loan Party or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party. For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
SECTION 9.13    USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower and each other Loan Party, which information includes the name and address of each Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower and each other Loan Party in accordance with the Act. Each Borrower and each other Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
SECTION 9.14    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15    No Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between each Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each Borrower and each other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger nor any Lender has any obligation to any Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger nor any Lender has any obligation to disclose any of such interests to any Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each Borrower and each other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 9.16    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including Assignment and Assumptions, amendments or other modifications, Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
SECTION 9.17    Joint and Several. Each Borrower is part of a group of affiliated Persons, and each Borrower expects to receive substantial direct and indirect benefits from the extension of the credit facility established pursuant to this Agreement. In consideration of the foregoing, each Borrower hereby irrevocably and unconditionally agrees that it is jointly and severally liable for all of the Obligations, whether now or hereafter existing or due or to become due. The Obligations under the Loan Documents may be enforced by the Administrative Agent and the Lenders against any Borrower or all Borrowers or any Loan Party or all Loan Parties in any manner or order selected by the Administrative Agent or the Required Lenders in their sole discretion. Each Borrower and each Loan Party hereby irrevocably waives (i) any rights of subrogation and (ii) any rights of contribution, indemnity or reimbursement, in each case, that it may acquire or that may arise against any other Borrower or any other Loan Party due to any payment or performance made under this Agreement, in each case until all Obligations shall have been fully satisfied.
SECTION 9.18    Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.17(c)), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.17(c), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
ARTICLE X
Guarantee
SECTION 10.01    Guarantee. Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent for its benefit and for the benefit of the Lender Parties, and their permitted indorsees, transferees and assigns, the prompt and complete payment and performance of the Obligations. Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents in respect of the Obligations shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable Federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 10.02). Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 10.01 or affecting the rights and remedies of the Administrative Agent or any other Lender Party hereunder. The guarantee contained in this Section 10.01 shall remain in full force and effect until all the Obligations (other than contingent indemnification and contingent expense reimbursement obligations) shall have been satisfied by payment in full in cash. Except as provided in Section 10.12, no payment made by any of the Guarantors, any other Loan Party or any other Person or received or collected by the Administrative Agent or any Lender from any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full in cash. Notwithstanding any other provision of this Article X (Guarantee) the guarantee and other obligations of any Guarantor organized under the laws of the Netherlands expressed to be assumed in this Article X (Guarantee) shall be deemed not to be assumed by such Guarantor organized under the laws of the Netherlands to the extent that the same would constitute unlawful financial assistance within the meaning of Article 2:98c of the Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the “Prohibition”) and the provisions of this Agreement and the other Loan Documents shall be construed accordingly. For the avoidance of doubt it is expressly acknowledged that the relevant Guarantors organized under the laws of the Netherlands will continue to guarantee all such obligations which, if included, do not constitute a violation of the Prohibition.
SECTION 10.02    Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 10.03. The provisions of this Section 10.02 shall in no respect limit the obligations and liabilities of any Loan Party to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lender Parties for the full amount guaranteed by such Guarantor hereunder.
SECTION 10.03    No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any other Lender Party, no Guarantor shall seek to enforce any right of subrogation in respect of any of the rights of the Administrative Agent or any other Lender Party against any Loan Party or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Lender Party for the payment of the Obligations, nor shall any Guarantor seek any contribution or reimbursement from any other Loan Party in respect of payments made by such Guarantor under this Article X, until all amounts owing to the Administrative Agent and the other Lender Parties by the Loan Parties on account of the Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Lender Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. For the avoidance of doubt, nothing in the foregoing agreement by the Guarantor shall operate as a waiver of any subrogation rights.
SECTION 10.04    Amendments, etc., with Respect to the Obligations. To the fullest extent permitted by applicable law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Loan Party and without notice to or further assent by any Loan Party, any demand for payment of any of the Obligations made by the Administrative Agent or any other Lender Party may be rescinded by the Administrative Agent or such Lender Party and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Lender Party, and this Agreement and the other Loan Documents, any other documents executed and delivered in connection therewith, may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem reasonably advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Lender Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.
SECTION 10.05    Guarantee Absolute and Unconditional. To the fullest extent permitted by applicable law, each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any other Lender Party upon the guarantee contained in this Article X or acceptance of the guarantee contained in this Article X; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article X; and all dealings between the Borrower and the Guarantors, on the one hand, and the Administrative Agent and the other Lender Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article X. To the fullest extent permitted by applicable law, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that the guarantee contained in this Article X, to the fullest extent permitted by applicable Laws, shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Lender Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower, any other Loan Party or any other Person against the Administrative Agent or any other Lender Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of such Guarantor under the guarantee contained in this Article X, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any other Lender Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Lender Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings
SECTION 10.06    Reinstatement. Subject to Section 5.09 and Section 10.12, this Guarantee Agreement is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guarantee Agreement are indefeasibly paid in full in cash. Notwithstanding the foregoing, this Guarantee Agreement shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or any Guarantor is made, or any of the Lender Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Lender Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Lender Parties are in possession of or have released this Guarantee Agreement and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guarantee Agreement.
SECTION 10.07    Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guarantee whether or not any Borrower or any other Person or entity is joined as a party.
SECTION 10.08    Payments. All payments by each Guarantor under this Guarantee Agreement shall be made in the manner, at the place and in the currency for payment required by this Agreement and the other Loan Documents. The obligations of each Guarantor hereunder shall not be affected by any acts of any legislative body or Governmental Authority affecting such Guarantor or any Borrower, including but not limited to, any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of such Guarantor’s or any Borrower’s property, or by economic, political, regulatory or other events in the countries where such Guarantor or any Borrower is located.
SECTION 10.09    Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of each Borrower owing to each Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of any Borrower to such Guarantor as subrogee of the Lender Parties or resulting from such Guarantor’s performance under this Guarantee Agreement, to the indefeasible payment in full in cash of all Obligations; provided, however, that the foregoing subordination shall not be given effect until such time as the Lender Parties shall have made a request to the Company pursuant to the second sentence of this Section 10.09. At any time any Event of Default shall have occurred and be continuing, if the Lender Parties so request, any such obligation or indebtedness of any Loan Party to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Lender Parties and the proceeds thereof shall be paid over to the Lender Parties on account of the Obligations, but without reducing or affecting in any manner the liability of such under this Guarantee Agreement.
SECTION 10.10    Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Loan Party under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by such Guarantor immediately upon demand by the Lender Parties.
SECTION 10.11    Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as Guarantor requires, and that none of the Lender Parties has any duty, and Guarantor is not relying on the Lender Parties at any time, to disclose to Guarantor any information relating to the business, operations or financial condition of the Borrowers or any other guarantor (Guarantor waiving any duty on the part of the Lender Parties to disclose such information and any defense relating to the failure to provide the same).
SECTION 10.12    Releases. At such time as the Term Loan and the other Obligations (other than contingent indemnification and contingent expense reimbursement obligations) shall have been paid in full, this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party. The Guarantee of any Guarantor hereunder shall be released to the extent (and in the manner) expressly set forth in Section 5.09 or in the event such Guarantor ceases to be a Subsidiary in a transaction not prohibited by the terms of this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MYLAN INC. By: /s/ Colleen Ostrowski Name: Colleen Ostrowski Title: Senior Vice President and Treasurer

Mylan – Term Credit Agreement

BANK OF AMERICA, N.A., as a Lender By: /s/ Robert LaPorte Name: Robert LaPorte Title: Director

BANK OF AMERICA, N.A., as Administrative Agent By: /s/ Sheri Starbuck Name: Sheri Starbuck Title: Vice President

JP MORGAN CHASE BANK, N.A., as a Lender By: /s/ Deborah R. Winkler Name: Deborah R. Winkler Title: Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender By: /s/ Jaime Sussman Name: Jaime Sussman Title: Vice President

PNC BANK, N.A., as a Lender By: /s/ Tracy J. DeCock Name: Tracy J. DeCock Title: Senior Vice President